EXHIBIT 10.2

Dated 3rd April, 2006

The Parties Named in the First Schedule hereto

and

Measurement Specialties, Inc.

AGREEMENT

for the purchase of the entire issued share capital of

BetaTHERM Group Ltd.
_____________________________

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	3
2.	SALE OF SHARES	13
3.	COMPLETION AND CONDITIONS	14
4.	WARRANTIES AND INDEMNITIES	20
5.	TERMINATION	23
6.	REMEDIES	23
7.	WORKING CAPITAL STATEMENTS.	34
8.	MISCELLANEOUS PROVISIONS	36

FIRST SCHEDULE THE COMPANY AND THE VENDORS		42

SECOND SCHEDULE SUBSIDIARIES		44

THIRD SCHEDULE DIRECTORS		45

FOURTH SCHEDULE WARRANTIES		46

THIS AGREEMENT is dated 3rd April, 2006 and made between

(1)	Those listed as Vendors in Column 1 of the Table in the First Schedule (the “Vendors”) and

(2)	Measurement Specialties, Inc., a corporation organised under the laws of the State of New Jersey, with its principal place of business in Hampton, Virginia (the “Purchaser”).

RECITALS:

A.	BetaTHERM Group Ltd. (the “Company”) is a company whose particulars are set out in the First Schedule.

B.
The Vendors are the legal and beneficial owners of the Company’s entire issued and outstanding share capital (the “Shares”). At the date hereof the Vendors are the legal and beneficial owners of the numbers and classes of shares in the capital of the Company set out against each Vendors’ name in Column 3 of the Table in the First Schedule.

C.	The Vendors have agreed to sell and the Purchaser has agreed to purchase the Shares on the terms and conditions in this Agreement.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:

“Acquired Companies” means the Company and its Subsidiaries, collectively;

“Acquired Companies Debt” means, in relation to the Acquired Companies all (i) bank borrowings of the Acquired Companies, whether in the form of term loans, overdrafts or debtor financing through the discounting of invoices or bills of exchange (ii) amounts payable under the Former Management Vendor Loan Notes (including interest due and payable thereon) and (iii) all other indebtedness for money borrowed (including, in each case, interest due and payable thereon) but shall not include (a) trade payables, (b) inter-company debt between any of the Acquired Companies, and (c) amounts owing under operating leases or occupational leases provided, however, Acquired Companies Debt shall not include amounts payable under the Vendors Loan Notes;

“Affiliate” means with respect to any Person, (i) each Person that controls, is controlled by or is under common control with any such Person or any Affiliate of such Person, (ii) each of such Person’s officers, directors, joint venturers, and members and (iii) such Person’s spouse, children, siblings and parents. For purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management of policies, whether through the ownership of voting interests, by contract or otherwise;

“Ancillary Agreements” shall have the meaning set forth in Clause 4.2(a) of the Fourth Schedule;

“Applicable Contract” means any Contract (a) under which any Acquired Companies have or may acquire any rights, (b) under which any Acquired Companies have or may become subject to any obligation or liability, or (c) by which any Acquired Companies or any of the assets owned or used by them are or may become bound;

“Auditors” means the Auditors for the time being of the Company;

“Balance Sheet” shall have the meaning provided in the Clause 4.4 of the Fourth Schedule;

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or require that person to incur a liability or to pay money or to incur costs;

“Breach” in relation to a Warranty or a Purchaser’s Warranty, means any instance of the Warranty or Purchaser’s Warranty (as the case may be) being (i) untrue or (ii) to the Knowledge of Vendors or Purchaser (as the case may be), the existence of facts that would make the Warranty or Purchaser’s Warranty misleading in any material respect;

“Business” means the Acquired Companies’ business of manufacturing and distributing thermistors and temperature sensors;

“Business Day” means any day on which banks are generally open for business in Dublin;

“Claim” means (i) a claim pursuant to Clause 4, for which a party is entitled or may become entitled, to indemnification, under this Agreement; (ii) a claim under the Tax Deed; (iii) a claim for payment pursuant to clause 7.3; (iv) a claim for a breach of this Agreement (other than any breach of the noncompetition of Management Vendors agreement contained in Clause 3.7); and (v) any other claim, whether under the express terms of this Agreement or the Tax Deed or at common law arising out of the transactions contemplated by this Agreement;

“1963 Act” means the Companies Act, 1963, as amended;

“Company” means the company referred to in recital A;

“Completion” means completion of the sale and purchase of the Shares under Clause 3;

“Completion Date” shall have the meaning provided in Clause 3.1.1;

“Completion Date Purchase Price Payment” shall have the meaning provided in Clause 2.2;

“Completion Working Capital” shall have the meaning provided in Clause 7.2;

“Consideration Shares” means the Shares in the capital of the Purchaser to be issued by the Purchaser to the Management Vendors in satisfaction of US $1,000,000 of the Purchase Price as detailed in Clause 2.2 hereof;

“Consent” means any approval, consent, ratification, waiver, or other authorisation (including any Governmental Authorisation);

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding and in respect of which an Acquired Company has outstanding rights or obligations;

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including;

(a)	the sale of the Shares by Vendors to Purchaser;

(b)	the execution, delivery, and performance of the Vendor Releases and Employment Agreements;

(c)	the performance by Purchaser and Vendors of their respective covenants and obligations under this Agreement; and

(d)	Purchaser’s acquisition of the Shares;

“Deed of Novation” means the Deed of Novation being entered into simultaneously with the Closing hereof by the Persons listed on Schedule A of the Deed of Novation in order to novate all Vendor Loan Notes;

“Directors” means those listed as such in the Third Schedule;

“Deferred Payment Date” means the date that is eighteen months following the Completion Date;

“Deferred Purchase Price” shall have the meaning provided in Clause 2.23;

“Disclosure Letter” means the letter of the same date as this Agreement from the Vendors’ Solicitors to the Purchaser’s Solicitors disclosing exceptions to the Warranties;

“Effective Time” shall have the meaning provided in Clause 3.1.1;

“Employment Agreements” means the employment agreements for the continued employment of key employees of the Company following the Completion;

“Encumbrance “ means any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership;

“Environment” means soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource;

“Environmental Law” means any Legal Requirement that requires or relates to the protection of natural resources, the Environment, the health and safety of the public, the regulation of Hazardous Substances, or pollution of any type whatsoever, and the regulations and guidelines promulgated under any such modifications, and any other Legal Requirement currently in existence, which govern:

(i)	the existence, cleanup and/or remedy of contamination on property;

(ii)	the emission or discharge of Hazardous Substances into the Environment;

(iii)	the Release, use, generation, transport, treatment, storage, disposal, removal or recovery or management of Hazardous Substances, including building materials; or

(iv)	the level of Hazardous Substances in any workplace;

“Escrow Account” means the account established pursuant to the Escrow Agreement.

“Escrow Agreement” means an Escrow Agreement in the form of Exhibit A executed by the Vendors, the Purchaser and the Escrow Agent (as defined in the Escrow Agreement);

“Estimated Claim Amount” shall have the meaning provided in Clause 6.25.

“Estimated Working Capital” shall have the meaning provided in Clause 7.1;

“Estimated Working Capital Statement” shall have the meaning provided in Clause 7.1;

“Euro” shall mean the currency unit of the participating member states of the European Union as defined in Recital (2) of Council Regulation 974/98/EC on the introduction of the Euro;

“Financial Statements” shall have the meaning provided in Clause 4.4 of the Fourth Schedule;

“Former Management Vendor Loan Notes” means the Loan Notes held by Paul O’Shaughnessy and Jim Sheehan;

“GAAP” means accounting principles, standards and practices generally accepted in Ireland;

“Governmental Authorisation“ means any approval, consent, license, permit, waiver, or other authorisation issued, granted, given, or other-wise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement;

“Governmental Body” means any:

(a)	nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)	federal, state, local, municipal, foreign, or other govern-ment;

(c)	governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

(d)	body exercising, or entitled to exercise, any administra-tive, executive, judicial, legislative, police, regulatory, or Taxation Authority or power of any nature;

“Hazardous Substances” means: (a) any toxic, hazardous or otherwise dangerous material, substance, waste or pollutant, including without limitation petroleum products, flammable substances, explosives, radioactive materials, asbestos, asbestos coating and asbestos containing materials, polychlorinated biphenyls, toxic wastes or substances or any other wastes, materials or pollutants defined or regulated by Environmental Laws; and (b) any other chemical, material or substances, exposure to which is prohibited, limited or regulated by any Governmental Body;

“Intellectual Property Assets” shall have the meaning provided in Clause 4.22 of the Fourth Schedule;

“Interim Balance Sheet” shall have the meaning provided in Clause 4.4 of the Fourth Schedule;

“Knowledge” means an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(a)	such individual is actually aware of such fact or other matter; or

(b)
a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation of each Management Vendor and each director of each Acquired Company concerning the existence of such fact or other matter;

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is (i) a Management Vendor, or (ii) serving as a director or investment director of such Person has, or at any time had, Knowledge of such fact or other matter;

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty;

“Loan Notes” means the Vendor Loan Notes and the Former Management Vendor Loan Notes;

“Management Vendors” means any entity who is a member of the Company at Completion and that is a member of the management of the Company as detailed in Column 1 of the Table in the First Schedule hereto;

“Market Value” means $24.26 per share of Purchaser common stock;

“Order” means any award, decision, injunction, judgement, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator;

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a)	such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(b)	such action is similar in nature and magnitude to actions customarily taken by such Person;

“Organisational Documents” means: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organisation of a Person; and (e) any amendment to any of the foregoing;

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organisation, labor union, or other entity or Governmental Body;

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator;

“Purchase Price” shall have the meaning provided in Clause 2.2;

“Purchaser” means Measurement Specialties, Inc.;

“Purchaser Pre-Estimate” shall have the meaning provided in Clause 6.23.

“Purchaser’s Solicitors” means Messrs. McCarter & English, LLP;

“Purchaser’s Warranties”or a “Purchaser’s Warranty” means the warranties and representations relating to the Purchaser at Completion set out in Clauses 4.2 , 4.3 and 4.4 of this Agreement;

“Real Property” shall have the meaning provided in Clause 4.19 of the Fourth Schedule;

“Reconciled” means, in respect of any Claim, a Claim which has been “settled” or “resolved” (as such terms are defined in Clause 6.22);

“Reconciled Amount” means the amount (which may be zero) agreed in respect of any Claim which is “settled” (as defined in Clause 6.22) or awarded to Purchaser by the relevant court of competent jurisdiction or tribunal of law in respect of a Claim which is “resolved” (as defined in Clause 6.22);

“Related Person” means with respect to a particular individual:

(a)	each other member of such individual’s Family;

(b)	any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(c)	any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)	any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity);

With respect to a specified Person other than an individual:

(a)	any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under com-mon control with such specified Person;

(b)	any Person that holds a Material Interest in such specified Person;

(c)	each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d)	any Person in which such specified Person holds a Material Interest;

(e)	any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

(f)	any Related Person of any individual described in clause (b) or (c);

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 as amended (the “Exchange Act”)) of voting securities or other voting interests representing at least 50% of the voting power of a Person or equity securities or other equity interests representing at least 50% of the equity securities or equity interests in a Person then outstanding;

“Release” means any spilling, leaking, pumping, pouring, emptying, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the Environment, whether intentional or unintentional;

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors;

“Securities Act” means the Securities Act of 1933, as amended;

“Service Provider” shall have the meaning provided in Clause 4.13 of the Fourth Schedule;

“Shares” means the entire issued and outstanding share capital of the Company;

“Subsidiaries” means the companies listed in the Second Schedule;

“Tax” and “Taxation” means all forms of taxation whether direct or indirect, duties, imposts and levies and includes (without limiting the generality of the foregoing) corporation tax, corporation profits tax, advance corporation tax (“ACT”), capital gains tax, development land tax, rates, water rates, capital transfer tax, inheritance tax, gift tax, capital acquisitions tax, residential property tax, value added tax, income tax, dividend withholding tax, withholding tax (whether in respect of any payments, interest or otherwise), deposit interest retention tax, pay related social insurance, national insurance contributions, amounts due under the PAYE or PRSI system, income or other levies, customs and excise duties any other import or export duties, stamp duty, stamp duty reserve tax, companies capital duty, tax on turnover or profits, sales tax, and any other amounts corresponding thereto and all other taxes, rates, levies, fines, duties or other fiscal impositions of any kind whatsoever, whether imposed by any Tax Authority or otherwise, or other sums paid in respect of Tax or Taxation (including in particular but without derogating from the generality of the foregoing any interest, fine, charge, surcharge or penalty) relating to any liability referred to in this definition (save insofar as attributable to the delay or default after Completion of the Purchaser, any member of the Purchasers group of companies or the Company) whether arising under the laws of Ireland or those of any other jurisdiction and whether incurred as principal, agent, trustee, indemnitor or otherwise, and regardless of whether such taxes, penalties, charges, levies, fines, surcharges and interest are directly or primarily chargeable against or attributable to the Company or any other person, firm or company and whether or not the Purchaser or the Company is or may be entitled to claim reimbursement thereof from any other person or persons;

“Tax Authority” shall mean the Revenue Commissioners in Ireland, and any other local, municipal, governmental, state, federal or other fiscal authority or body anywhere in the world competent to impose any Tax;

“Tax Deed” shall mean the tax deed of indemnity in the agreed form between the
Vendors and the Purchaser;

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Tax Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax;

“Threatened” means a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future;

“Vendors” means those parties listed as Vendors in Column 1 of the Table in the First Schedule;

“Vendor Loan Notes” means the Loan Notes listed on Schedule A of the Deed of Novation identified as being held by a Management Vendor;

“Vendor Release” means a release in the form of Exhibit B executed by each of the Vendors;

“Vendors’ Solicitors” means Messrs. Matheson Ormsby and Prentice;

“Vendors’ Transaction Costs” means all legal, accounting and investment banking fees and other fees to employees, consultants and advisors incurred by any of the Vendors or the Acquired Companies in connection with or as a result of the negotiation, preparation, delivery and execution of, and the performance by any of the Vendors and the Acquired Companies of its obligations under, this Agreement (and pursuant to any prior efforts to sell the capital stock of the Acquired Companies), including without limitation, (i) all costs and expenses arising out of, related to or incurred in connection with William Blair & Company; (ii) any transfer taxes in respect of or other costs imposed by any Legal Requirements on any of the Vendors or the Acquired Companies arising, directly or indirectly, out of the transfer of the Shares; and (iii) the payment to any employees, directors or consultants of change of control and similar cash or other bonus payments to which they are entitled as a result of the transaction contemplated by this Agreement;

“Warranties” or a “Warranty” means the warranties and representations relating to the Vendors and the Acquired Companies at Completion set out in the Fourth Schedule;

1.2	The Schedules referred to in this Agreement form an integral part of this Agreement, are incorporated herein by reference and reference to this Agreement includes reference to them.

1.3	Headings are inserted for convenience only and do not affect the construction of this Agreement.

1.4	All references in this Agreement to costs, charges or expenses include any value added tax or similar tax charged or chargeable in respect of this Agreement.

1.5	Unless the context otherwise requires:

1.5.1	words importing the singular include the plural and vice versa, words importing the masculine include the feminine, and words importing persons include corporations;

1.5.2
where something is defined in the singular, the plural of the defined term will be taken to mean two or more of those things which fall within the definition; and where something is defined in the plural or collectively, the singular of the defined term will be taken to mean any one of those things which fall within the definition;

1.5.3	reference to writing or similar expressions includes transmission by telecopier or electronic means;

1.5.4
references to Acts, statutory instruments and other legislation are to legislation operative in Ireland and to such legislation amended, extended or re-enacted (whether before or after the date of this Agreement), except to the extent that such amendment, extension or re-enactment creates or increases the liability of any Vendor or Acquired Company, and any subordinate legislation made under that legislation, and includes equivalent laws in any other jurisdiction; and

1.5.5	reference to any document includes that document as amended or supplemented, whether before or after the date of this Agreement.

1.5.6
The expression “agreed form” means in relation to any document, such document in the terms agreed between the parties thereto and hereto and for the purposes of identification signed by or on behalf of each of the parties hereto.

2.	SALE OF SHARES

2.1
Each Vendor shall sell as legal and beneficial owner and the Purchaser shall purchase, free from all liens, charges and encumbrances, the number of each class of Shares listed opposite that Vendors name in Column 3 of the table in the First Schedule. Each holder of Vendor Loan Notes shall novate such Loan Notes pursuant to the Deed of Novation.

2.2
The Shares will be sold and the Vendor Loan Notes novated at an aggregate price of US$36,741,065 (the “Purchase Price”), subject to adjustment as provided below in this Clause 2.2. The Purchase Price shall be payable by Purchaser as follows:

2.2.1
$33,741,065 shall be paid to the Vendors. The foregoing payment shall be made on the Completion Date by wire transfer of immediately available funds to the account designated by the Vendors (the “Completion Date Purchase Price Payment”);

2.2.2
$1,000,000, in the aggregate, shall be paid to the Management Vendors in the form of the Consideration Shares. The Consideration Shares shall be issued promptly following the Completion Date (but in no event shall the Consideration Shares be issued more than fourteen (14) days after the Completion Date), and will be restricted shares as a result of their issuance in accordance with Regulation S or Regulation D of the Securities Act;

2.2.3
On the Deferred Payment Date, the Purchaser shall pay one million, six hundred forty eight thousand, five hundred thirty two Euro( € 1,648,532 (the “Deferred Purchase Price”); less (i) any Reconciled Amount (ii) the amount of any Purchaser Pre-Estimate in respect of any Claim which has not yet been Reconciled or in respect of which an Estimated Claim Amount has not yet been determined or agreed pursuant to Clause 6.25 and (iii) the amount of any Estimated Claim Amount in respect of any Claim which has not been Reconciled on the Deferred Payment Date;

2.2.4
On the Deferred Payment Date, the Purchaser shall pay the amounts specified in subclauses (ii) and (iii) of Clause 2.2.3 into the Escrow Account to be held in accordance with the provisions of the Escrow Agreement;

2.2.5
All Purchase Price payments required under this Clause 2.2 shall be made by wire transfer of immediately available funds on the applicable payment date to the Vendor’s Solicitors or the Escrow Account, as the case may be, and the receipt of which by the Vendor’s Solicitors or the bank in which the Escrow Account resides, as the case may be, shall be in complete discharge of the Purchaser’s obligation with respect thereto. Reduction of the Deferred Purchase Price payable as provided in this Clause and in Clause 6.1 and payment of amounts held under the Escrow Agreement in accordance with the terms thereof, shall be Purchasers sole recourse for Claims, and no other set-off of the Deferred Purchase Price shall be made by Purchaser.

3.	COMPLETION AND CONDITIONS

3.1	Completion:

3.1.1
Completion shall take place on 3rd April, 2006 (the “Completion Date”), at the offices of the Vendors’ Solicitors. For financial, accounting and tax purposes, the Closing shall be deemed to have occurred as of 12:01 a.m. on April 1, 2006 (“Effective Time”);

3.1.2
The Vendors and the Purchaser shall use their Best Efforts to ensure that the conditions in Clause 3.3 are fulfilled on the Completion Date. All deliverables specified in Clause 3.3 and all conditions specified in Clause 3.4 shall be deemed waived when the Purchaser confirms in writing that Completion has taken place.

3.2	Non-fulfilment of conditions:

If the conditions in Clause 3.3 are not fulfilled by April 15, 2006, either the Vendors or the Purchaser may (if not in continuing breach of their own obligations relating to that clause), at any time prior to the fulfilment of the conditions, rescind this Agreement by notice to the other, and this will not prejudice the other rights and remedies of the rescinding party under this Agreement.

3.3	Conditions:

3.3.1	Material Adverse Change

Since 1 January, 2006, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Companies and no event has occurred or circumstances exist that may result in such a material adverse change.

3.3.2	No Claims Regarding Share Ownership or Sale Proceeds

There must not have been made or, to the Vendor’s knowledge, Threatened by any person any claim asserting that such person:

3.3.2.1
is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any shares of, or any of the voting, equity, or ownership interest in, any of the Acquired Companies; or

3.3.2.2	is entitled to all or any portion of the Purchase Price payable for the Shares.

3.3.3	Delivery of Documentation

3.3.3.1	Execution and delivery of the Vendor Releases by each of the Vendors;

3.3.3.2	Execution and delivery of the Escrow Agreement by all parties thereto; and

3.3.3.3	Execution and delivery of the Employment Agreements by each of the parties required to execute a Employment Agreement.

3.4	Vendors’ obligations at Completion:

Upon Completion the Vendors shall:

3.4.1	Deliver or procure the delivery of to the Purchaser:

(1)
transfers of the Shares duly executed by the registered holders in favour of the Purchaser or as he may direct together with the related share certificates or, in the case of any lost share certificate, an indemnity in appropriate terms; and

(2)	any waivers or consents necessary to enable the Purchaser or his nominees to be registered as holders of the Shares;

3.4.2	cause any persons nominated by the Purchaser to be validly appointed as additional directors of the Acquired Companies, and then cause the Directors to retire from office;

3.4.3	cause the Company to change its registered office to such office as may be designated by the Purchaser at or prior to Completion.

3.4.4	deliver to the Purchaser for himself and as agent for the Company:

(1)	insofar as they are not in the custody of the Company and the Subsidiaries and unless held as security by a bank, the title deeds of the Properties;

(2)	all the Company’s and the Subsidiary’s statutory and other books, certificates of incorporation and common seals; and

(3)
insofar as they are not in the custody of the Company and the Subsidiaries, all the Company’s and the Subsidiary’s financial and accounting books and records (including all bank mandates, credit cards and cheque books).

3.4.5	Exercise all voting rights and other powers of control which they have in relation to the Company to make sure that the required shareholders and directors resolutions are passed.

3.4.6	Deliver to the Purchaser:

3.4.7.1	This Agreement duly executed by each of the Vendors.

3.4.7.2	The Disclosure Letter duly executed by each of the Vendors.

3.4.7.3	The Tax Deed duly executed by each of the Vendors.

3.4.7.4	A Vendor Release duly executed by each Vendor.

3.4.7.5	An Employment Agreement duly executed by each key employee of the Company required to execute an Employment Agreement as detailed in the First Schedule.

3.4.7.6
Evidence that all registered charges created by the Company have been discharged or letters to the Purchaser from all relevant bankers or holders of security confirming that the fixed and floating charges created in their favour by the Company have not crystallised and will not as a result of Completion crystallise.

3.4.7.7	The Deed of Novation executed by the holders of the Vendors Loan Notes.

3.5	Purchaser’s obligations at Completion:

Upon Completion Purchaser shall:

3.5.1	pay the Purchase Price to the Vendors as follows:

(1)
deliver cash in the amount of the Completion Date Purchase Price Payment to Vendors’ Solicitors by wire transfer or in such other manner as may be agreed in writing between the Vendors’ Solicitors and the Purchaser’s Solicitors, for further distribution to the Vendors in amounts agreed to among the Vendors;

(2)
deliver the Consideration Shares to the Management Vendors. Such Consideration Shares will be distributed promptly following Completion to each of the Management Vendors pursuant to Clause 2.2.2. The Consideration Shares shall be issued at the Market Value;

3.5.2
All of the Consideration Shares issued to the Management Vendors pursuant to this Agreement cannot be sold until after the first anniversary of the Completion Date and the certificate in respect of the Consideration Shares will bear a restrictive legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THE SHARES HAVE BEEN ACQUIRED WITHOUT A VIEW TO DISTRIBUTION AND MAY ONLY BE SOLD OR TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE ACT (RULES 901 THROUGH 905 UNDER THE ACT AND THE PRELIMINARY NOTES THERETO), PURSUANT TO REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.

The Purchaser shall issue new certificates in respect of the Consideration Shares to any Management Vendor, upon request, without such legend if such Consideration Shares are registered under the Securities Act or may be sold under Rule 144 under the Securities Act (or any replacement rule). In any such case, the Purchaser shall promptly after receipt of such a request (and in any event no later than 10 days after such receipt) both deliver written instructions to its transfer agent and cause its securities counsel to publish opinion(s) to the extent necessary to effect the removal of the restrictive legend. In addition, the Purchaser recognizes that, beginning one year following the Completion Date, a Management Vendor may transfer or sell some or all of the Consideration Shares held by the Management Vendor in other transactions exempt from the registration requirements of the Securities Act. In such a case, if requested by a Management Vendor, the Purchaser shall promptly deliver written instructions to its transfer agent and cause its securities counsel to publish opinion(s) to the extent necessary to effect the exempt sale or transfer of the Consideration Shares.

3.5.3
Each Management Vendor (a) understands that the shares of Purchaser’s common stock constituting a portion of the Purchase Price being delivered to such Management Vendor have not been, and will not be, registered under the Securities Act or under any state securities laws, and are being offered and sold in reliance upon Regulation S under the Securities Act, Regulation D under the Securities Act or another applicable exemption from the registration requirements of the Securities Act, (b) agrees to resell or transfer such shares only in accordance with the provisions of Regulation S (Rules 901 through 905 under the Securities Act, ant the Preliminary Notes to such Rules), pursuant to registration under the Securities Act or pursuant to an available exemption from such registration, (c) agrees not to engage in hedging transactions with regard to such shares unless in compliance with the Securities Act, and (d) each (other than Herbert Holmstedt) certifies that he, she or it is not a US person, as defined in Rule 902(k) under the Securities Act, and is not acquiring shares for the account or benefit of any US person, as so defined.

3.5.4
The Purchaser shall not register any transfer of the Consideration Shares by any of the Management Vendors unless such transfer is made in accordance with Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

3.6	Covenants of Purchaser:

3.6.1
Approvals by Governmental Bodies. As promptly as practicable after the date of this Agreement, Purchaser will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Completion Date, Purchaser will cooperate with Vendors with respect to all filings that Vendors are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Vendors in obtaining all consents identified in Part 4.2 of the Disclosure Letter; provided that this Agreement will not require Purchaser to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorisation.

3.7	Noncompetition of Management Vendors:

3.7.1
As an inducement for the Purchaser to enter into this Agreement and as additional consideration for the consideration paid to the Vendors, each Management Vendor agrees that for a period of three (3) years after the Closing:

(a) Each Management Vendor shall not, and shall not permit its Affiliates to, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, extend credit, or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Business, anywhere worldwide, provided, that each Management Vendor may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. Each Management Vendor agrees that this covenant is reasonable with respect to its duration, geographical area, and scope.

(b) Each Management Vendor shall not, and shall not permit its Affiliates to, directly or indirectly, either for itself, themselves or any other Person, (A) induce or attempt to induce any employee to leave the employ of the Acquired Companies, (B) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Acquired Companies (except that such Management Vendor shall be permitted to employ or engage an employee of the Acquired Companies in a business that does not directly or indirectly compete with the business of Purchaser, provided such Management Vendor does not solicit such employee of the Acquired Companies) or (C) induce or attempt to induce any customer, supplier, licensee, or business relation of the Business to cease doing business with the Acquired Companies, or in any way interfere with the relationship between any such customer, supplier, licensee, or business relation and or with the Acquired Companies.

(c) Each Management Vendor shall not, and shall not permit its Affiliates to, directly or indirectly, either for itself, themselves or any other Person, solicit the business of any Person known to a Management Vendor to be a customer of the Business for any business that competes with the Business, whether or not such Management Vendor had personal contact with such Person.

(d) Each Management Vendor shall not, and shall not permit its Affiliates to, at any time during or after the foregoing period, disparage the Acquired Companies or the Business, or any of their shareholders, directors, officers, employees, or agents.

3.7.2	Remedies. If a Management Vendor breaches the covenants set forth in Clause 3.8, the Purchaser will be entitled to the following remedies:

(a) damages from such Management Vendor; and

(b) in addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Clause 3.8, it being agreed that money damages alone would be inadequate to compensate the Purchaser and would be an inadequate remedy for such breach.

The rights and remedies provided herein are cumulative and not alternative. Notwithstanding anything contained herein to the contrary, Purchasers recourse for breach of this Clause 3.7 shall not be limited to set-off of the Deferred Payment Amount or to amounts held under the Escrow Agreement, and no recourse shall be had for breach of this Clause 3.7 to any set-off of the Deferred Payment Amount or to any amounts held under the Escrow Agreement.

4.	WARRANTIES AND INDEMNITIES:

4.1	Vendors’ Warranties; Indemnification:

The Vendors, jointly and severally, shall indemnify and hold harmless the Purchaser, and shall reimburse Purchaser, for, from and against each and every demand, claim, loss (which shall include any diminution in value), liability, judgment, damage, cost and expense (including, without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisers (individually a “loss” and collectively “losses”) imposed on or incurred by Purchaser, directly or indirectly, resulting from or arising out of:

4.1.1	any Breach of any representation or warranty made by the Vendors in the Fourth Schedule attached hereto subject to any exceptions fairly and accurately disclosed in the Disclosure Letter;

4.1.2	the amount of the Acquired Companies Debt in excess of $3,739,378; and

4.1.3	the amount of any Vendor’s Transaction Costs which are paid or payable by an Acquired Company.

4.2	Warranties by Purchaser:

The Purchaser shall indemnify, and hold harmless (x) each of the Vendors and keep each of the Vendors indemnified against all and any expenses, costs, claims, demands, losses, damages and other liabilities whatsoever whether direct or consequential suffered or incurred by any Vendor as a result of any Breach of any Buyers Warranties contained in Clause 4.2 and (y) each of the Management Vendors and keep each of the Management Vendors indemnified against all and any expenses, costs, claims, demands, losses, damages and other liabilities whatsoever whether direct or consequential suffered or incurred by any Vendor as a result of any Breach of any Buyers Warranties contained in Clauses 4.3 or 4.42.

4.2.1
the statements contained in each of Clauses 4.2, 4.3, 4.4 and 4.5 respectively are at the date hereof true and not misleading and further that they will have been complied with in all respects, as if they have been entered into afresh at Completion and if, after the signing of this Agreement and before Completion, any matter arises which results or may result in such statements becoming untrue or misleading, the Purchaser shall immediately notify the Vendors fully in writing prior to Completion;

4.2.2
the Purchaser is duly incorporated, validly existing and in good standing under the laws of New Jersey. Each of the Purchaser and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on the business, assets, financial commissions or results of operations of Purchaser and its subsidiaries, taken as a whole;

4.2.3	the Purchaser has power and authority to enter into this Agreement and the Ancillary Agreements;

4.2.4
the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Purchaser and no further action is required on the part of Purchaser to authorize this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby;

4.2.5	the execution, delivery and performance of the terms of this Agreement and the Ancillary Agreements by the Purchaser do not infringe upon any provisions of:

(1) any law or regulation or any order or decree of any authority, agency or court binding on the Purchaser;

(2) the certificate of incorporation or bylaws of the Purchaser; or

(3) any loan stock, bond, debenture or other deed, mortgage, contract or other undertaking or instrument to which the Purchaser is party;

4.2.6	in acquiring the Shares, the Purchaser is acting as principal and not as agent or broker for any other person;

4.3	SEC Filings; Financial Statements; Consideration Shares

4.3.1
Each report, schedule, registration statement and definitive proxy statement filed by Company with the Securities and Exchange Commission (“SEC”) after March 31st, 2005 including any amendments thereto (the “Purchaser SEC Reports”), which are all the forms, reports and documents required to be filed by Company with the SEC after March 31st, 2005, (X) were prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Reports and were filed on a timely basis and (Y) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Purchaser’s subsidiaries is required to file any reports or other documents with the SEC.

4.3.2
Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Purchaser SEC Reports, including any Purchaser SEC Reports filed after the date hereof until Completion, other than the consolidated financial statements of the Acquired Companies or the pro forma financial information derived therefrom, as to which the Purchaser makes no representations or warranties (X) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (Y) was prepared in accordance with United States generally accepted accounting principles, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, for the absence footnotes as permitted by Form 10-Q of the Exchange Act) and (Z) fairly presents the consolidated financial position of Purchaser and its subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end adjustments.

4.3.3
the Purchaser warrants that the Consideration Shares issued as consideration in accordance with the provisions of this Agreement, shall have been duly and validly authorised, issued and delivered by the Purchaser free from all encumbrances (save for any lock up, vesting, escrow or other arrangements contemplated by this Agreement) and shall have been issued in Compliance with US securities laws and will be fully paid for and not subject to any call, pre-emptive or similar rights and shall rank pari passu in all respects with the existing common stock of the Purchaser;

4.4	Absence of Certain Changes or Events.

4.4.1
Since 1 January, 2006, there has not been, occurred or arisen any event or condition which has had a material adverse effect on the business, assets (including intangible assets), financial conditions or results of operations of Purchaser and its subsidiaries, taken as a whole.

5.	TERMINATION

[Intentionally Deleted].

6.	REMEDIES

6.1	Set Off

6.1.1
The Deferred Purchase Price shall be reduced in accordance with Clause 2 of this Agreement. The Purchaser’s sole remedy in respect of any Claim (other than a Claim pursuant to Clauses 4.1.2, or 4.1.3) shall be the reduction of the Deferred Purchase Price or payment pursuant to the Escrow Agreement. If the Purchaser wishes to bring a Claim it shall give written notice to Vendors in accordance with Clause 6.2.1.1 specifying in reasonable detail the basis for the Claim (“Claim Notice”). Notwithstanding the foregoing, if Vendors Representative (on behalf of Vendors) notifies Purchaser (and, if applicable, the Escrow Agent) within 30 days of receipt of a Claim Notice that Vendors disagree with the Claim, the parties agree to cooperate to try and reach a resolution of the dispute, and if they cannot do so the Purchaser may commence litigation to resolve the dispute. If Vendors Representative (on behalf of Vendors) does not so notify Purchaser (and, if applicable, the Escrow Agent) within said 30-day period, such Claim and the amount set out in the relevant Claim Notice shall be deemed to be “agreed” for the purposes of Clause 6.22 and the Deferred Purchase Price shall, in accordance with Clause 2.2.3, be reduced by the amount set out in the Claim Notice (or, following the Deferred Payment Date, the amount set out in the Claim Notice shall be paid to Purchaser pursuant to the Escrow Agreement) and any such reduction or payment shall be made in full and final settlement of the Claim

6.2	Limitations:

Notwithstanding the provisions of clauses 4.1 and 4.2, and subject to clause 6.20 hereof the parties will not be liable for any Claim

6.2.1	Unless:

6.2.1.1
Time: Notice of it is given in writing within eighteen (18) months following Completion setting out details of the event or circumstances giving rise to the Claim, the legal grounds on which the Claim is based and the total amount of the liability.

6.2.2	Maximum Amount:

6.2.2.1
Other than for any Claim pursuant to Clauses 4.1.2 , or 4.1.3, the maximum aggregate liability of the Vendors for all Claims shall be the Deferred Purchase Price. Any such liability (other than for a Claim pursuant to Clauses 4.1.2, or 4.1.3) may only be satisfied by reduction of the Deferred Purchase Price or out of the amount held pursuant to the Escrow Agreement. Accordingly (other than for a Claim pursuant to Clauses 4.1.2, or 4.1.3) no recourse shall be had in the settlement thereof to any other assets of the Vendors.

6.3	Further limitations:

Notwithstanding anything to the contrary in this Agreement and in particular the provisions of clause 4.1:

6.3.1	Nothing in this agreement will be deemed to relieve the Purchaser from any common law or other duty to mitigate any loss or damage incurred by him;

6.3.2
Subject to clause 8.11.2, no Person other than the Purchaser or the Vendors will be entitled to make a Claim or other claim under this Agreement, neither will the amount of the Claim be calculated by reference to loss or damage suffered by any Person other than the Purchaser or the Vendors;

6.3.3
If any circumstances giving rise to a Claim arise, the Purchaser shall give written notice to the Vendors Representative and, via the Vendors Representative, keep the Vendors fully informed of all material developments;

6.3.4
The Vendors will not be liable in respect of any Claim to the extent that it arises or is increased or extended as a result of any event occurring with retrospective effect, a change in the law or in any regulation, requirement or code of conduct of any relevant agency or regulatory body or any parliamentary statement, or statement by the Revenue Commissioners concerning any change in revenue practice.

6.4	Recovery from Third Parties:

6.4.1
If at any time the Purchaser or any Acquired Company is entitled to recover from insurers or any other third parties whether by payment, discount, credit, relief or otherwise howsoever (in this clause called a “Third Party Claim”) in relation to any matter giving rise to a Claim the Purchaser shall:

6.4.2
Notify the Vendors as soon as reasonably practicable and provide such information and assistance as the Vendors may require relating to the entitlement and the action taken or proposed to be taken by the Purchaser or the Acquired Company;

6.4.3
Take (at the expense of the Vendors) such reasonable steps or proceedings as the Vendors may require, and act in accordance with any requirements of the Vendors, subject to the Purchaser being indemnified by the Vendors against all reasonable costs and expenses incurred in that connection; and

6.4.4
Keep the Vendors informed of the progress of any such steps, proceedings or actions and the amount of the relevant Claim against the Vendors will be reduced to the extent of any amount recovered or of which advantage is otherwise obtained or, if payment has already been made by the Vendors, the Purchaser shall make a refund as appropriate.

6.4.5
Steps taken by Vendors to cause the Purchaser or an Acquired Company to pursue, or co-operate in pursuit of, a Third Party Claim will not be taken as an admission of the relating Claim or that the Vendors are liable in any particular amount or at all.

6.5	Co-operation.

6.5.1	The Purchaser shall allow, and shall cause the Acquired Companies to allow, the Vendors and their professional advisers to investigate any matter or circumstance alleged to give rise to a Claim.

6.5.2
For that purpose, the Purchaser shall give and shall cause the Acquired Companies to give, at Vendors sole expense, all reasonable assistance requested on reasonable notice by the Vendors or their accountants, solicitors or other professional advisers, including reasonable access to and copies of any relevant documents or information in the possession of the Purchaser or the Acquired Companies.

6.5.3	The provision of co-operation under this clause, or the request for co-operation, will not be taken as prejudicing the rights of any party with regard to the validity or extent of any Claim.

6.6	Third Party Claims/Notice to Warranting Party.

In the case of any claim asserted by a third party against the Purchaser or any Acquired Company (the “Warranted Party”) in circumstances which give rise to a Claim, notice shall be given by the Purchaser to the Vendors’ Representative (the “Warranting Party”) promptly after such Warranted Party has actual knowledge of the claim, and the Warranted Party shall permit the Warranting Party (at the cost and expense of such Warranting Party) to assume the defence of any claim or litigation resulting therefrom; provided, however, that (i) the counsel for the Warranting Party who shall conduct the defence of such claim or litigation shall be reasonably satisfactory to the Warranted Party, (ii) the Warranted Party may participate in such defence at such Warranted Party’s expense, and (iii) the omission by any Warranted Party to give notice as provided herein shall not relieve the Warranting Party of its obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Warranting Party and such Warranting Party is materially damaged as a result of such failure to give notice. Except with the prior written consent of the Warranted Party, no Warranting Party, in the defence of any such claim or litigation, shall consent to entry of any judgement or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Warranted Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Warranted Party of a release from all liability with respect to such claim or litigation. In the event that the Warranted Party shall in good faith determine that the conduct of the defence of any Claim hereunder or any proposed settlement of any such Claim by the Warranting Party has a materially adverse effect on the Purchaser and its group of companies as a whole or that the Warranted Party may have available to it one or more defences or counterclaims that are inconsistent with one or more of those that may be available to the Warranting Party in respect of such claim or any litigation relating thereto, the Warranted Party shall have the right at all times to take over and assume control of the defence, settlement, negotiations or litigation relating to any such claim at the sole cost of the Warranted Party, provided that if the Warranted Party does so take over and assume control, the Warranted Party shall not settle such claim or litigation without the written consent of the Warranting Party, such consent not to be unreasonably withheld. In the event that the Warranting Party does not accept the defence of any matter as above provided, the Warranted Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand subject to such Warranted Party’s rights to recover under a warranty under this Agreement. In any event, the Warranting Party and the Warranted Party shall reasonably cooperate in the defence of any claim or litigation subject to this Clause 6.6 and the records of each shall be available to the other with respect to such defence, except to the extent such records are subject to attorney/client privilege; provided, however, that the Parties shall negotiate and enter into a joint defence agreement satisfactory to each Party if such an agreement would avoid the waiver of such attorney/client privilege.

6.7	[Intentionally Blank]

6.8	Survival of Representations and Warranties.

All representations and warranties in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Completion Date for eighteen (18) months from the Completion Date.

6.9	Exclusivity of Remedies.

The remedies provided for in this Clause 6 are, subject to Clause 6.20 hereof, exclusive and shall be in lieu of all other remedies in respect of any Claim, including without limitation for breaches of the representations and warranties hereunder.

6.10	Insured Claims.

In case any event shall occur that would otherwise entitle either party to assert a Claim, no Loss shall be deemed to have been sustained by the Warranted Party to the extent of any proceeds actually received by the Warranted Party from any insurance policies with respect thereto.

6.11	Treatment of Claim Payments.

Any payment made to the Purchaser will be treated for all purposes as a reduction in the Purchase Price under Clause 2.2.

6.12	Confirmation by Purchaser

The Purchaser confirms that it has not relied on any warranty, representation or undertaking of the Vendors (or any of them) or of any other person save for the Warranties.

6.13	Disclosure Letter

The Vendors shall not be liable in respect of any Claim (other than a Claim pursuant to Clauses 4.1.2, 4.1.3 or 7.3 or pursuant to the Tax Deed) to the extent that the matter or matters giving rise to such Claim have been fairly and accurately disclosed in the Disclosure Letter.

6.14	Limits on Liability

The Vendors shall not be liable in respect of any Claim (other than a Claim pursuant to Clauses 4.1.2, 4.1.3, or 7.3 or pursuant to the Tax Deed) unless the loss thereby sustained exceeds US$5,000 and until the aggregate cumulative loss thereby sustained in respect of any and all such Claims exceeds US$50,000, after which the Vendors will be liable for all such losses without deduction.

6.15	Issues of Proceedings

Any Claim in respect of which a Claim Notice shall have been given in accordance with Clause 6.1 above, which Claim Notice shall have been properly objected to by the Vendor’s Representative within 30 days as provided in Clause 6.1 shall, if it has not been previously satisfied, settled or withdrawn, be deemed to have been irrevocably withdrawn and lapsed unless proceedings in respect of such Claim shall have been issued and served on the Vendors Representative not later than 12 months from the date the Purchaser serves the Claim Notice, or in the case of any Claim in respect of which Proceedings have been commenced by or against an Acquired Company or the Purchaser, not later than the date on which such Proceedings are finally determined.

6.16	Reduction in Liability

The Vendors (or any of them) shall have no liability (or such liability shall be reduced) in respect of any Claim:

6.16.1
if and to the extent that allowance, provision or reserve for or in respect of the liability or other matter giving rise to such claim has been made in the Financial Statements or Interim Balance Sheet or such liability or matter was specifically referred to in the notes to the Financial Statements or Interim Balance Sheet;

6.16.2
if and to the extent that such claim is attributable to or would not have arisen or would have been reduced or eliminated but for any voluntary act, omission, transaction or arrangement carried out after Completion by the Purchaser, any Acquired Company and/or any subsidiary of the Purchaser and/or any person connected with the Purchaser and/or an Acquired Company otherwise than in the ordinary and usual course of business of the Company as presently carried on;

6.16.3
if and to the extent that such claim relates to or is increased by a claim or liability for Taxation which would not have arisen but for any winding up or cessation after Completion of any trade or business carried on by any Acquired Company, except for the winding up or cessation of any trade or business carried on by CEM Barbados;

6.16.4	if and to the extent such claim would not have arisen or would have been reduced or eliminated but for a change of accounting policy or practice of any Acquired Company after Completion;

6.16.5	if and to the extent of any relief or reduction in Taxation arising by virtue of the loss or damage in respect of which the Claim was made;

6.16.6	if and to the extent that such Claim has arisen in respect of any act or omission stipulated to be carried out or omitted pursuant to or which is contemplated by the terms of this Agreement; and

6.16.7
if and to the extent that  the liability or other matter giving rise to such Claim has been taken into account in the consolidated current liabilities of the Acquired Companies comprised in the Completion Working Capital (as agreed or determined in accordance with Clause 7.2).

6.17	Contingent Liability

If in respect of any Claim, the liability of the Purchaser or the Acquired Company is contingent only, then the Vendors shall not be under any obligation to make any payment to the Purchaser until such time as the contingent liability ceases to be contingent and becomes actual.

6.18	Double Recovery

Neither the Purchaser nor any Acquired Company shall be entitled to recover damages in respect of any claim for breach of the Warranties or in respect of any claim under the Tax Deed or otherwise obtain reimbursement or restitution where to do so would involve recovery more than once in respect of the same loss; for the avoidance of doubt any recovery by the Purchaser or an Acquired Company under the Tax Deed shall be deemed, to the extent of that recovery, to be a recovery by all other parties who would otherwise be entitled to such recovery.

6.19	Vendors Representative

6.19.1
Upon consummation of the transactions contemplated herein, and without further act of any Vendor, Hibernia Capital Partners, Ltd. shall be appointed attorney-in-fact (the “Vendors Representative”) for each Vendor for and on behalf of each such Vendor, to give and receive notices and communications, to authorize delivery to the Purchaser of amounts under the Escrow Agreement, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any claims by Purchaser, to take all actions necessary or appropriate in the judgment of Vendors Representative for the accomplishment of the foregoing. Notices or communications to or from the Vendors Representative shall constitute notice to or from each of the Vendors.

6.19.2
Each decision, act, consent or instruction of the Vendors Representative shall constitute a decision of all the Vendors shall be final, binding and conclusive upon each Vendor and their successors or transferees, and the Escrow Agent and the Purchaser may rely upon any such decision, act, consent or instruction of the Vendors Representative as being the decision, act, consent or instruction of each every Vendor. The Escrow Agent and the Purchaser are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Vendors Representative.

6.19.3
The agency described in this Clause 6.12 may be changed by the Vendors from time to time upon not less than thirty (30) days prior written notice to the Purchaser. The Vendors Representative may resign upon not less than thirty (30) days prior written notice to the Purchaser. Any vacancy in the position of Vendors Representative may be filled by Hibernia Capital Partners, Ltd.

6.19.4
The Vendors Representative shall not be entitled to compensation for his or her services rendered hereunder. However, the Vendors Representative shall be reimbursed by the Vendors for reasonable counsel fees and other reasonable out-of-pocket expenses incurred in connection with the provisions of this Agreement and the Escrow Agreement.

6.19.5
The Vendors Representative may act upon any instrument or other writing believed by such Vendors Representative in good faith to be genuine and to be signed or presented by the proper person and shall not be liable for any act done or omitted hereunder as Vendors Representative, except for his or her own wilful default or gross negligence. The Vendors shall, jointly and severally, indemnify the Vendors Representative and hold the Vendors Representative harmless against any loss, liability or expense incurred without wilful default or gross negligence on the part of the Vendors Representative and arising out of or in connection with the acceptance or administration of the Vendors Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Vendors Representative.

6.20	Provisions.

In the event that a Vendor or the Purchaser has committed fraud then the limitations detailed in this Clause 6 shall not apply to any Claim in respect of that fraud brought by the Purchaser against such Vendor or by the Vendors against the Purchaser, as the case may be, provided however, it is expressly agreed and acknowledged that in the event of a Claim for fraud being taken by the Purchaser against a Vendor, then the Purchaser shall only have a right of recovery as against the Vendor found to have actually committed such fraud and Clause 6 shall not apply in respect of that Vendor and the Purchaser expressly acknowledges that it shall not have any right whatsoever to pursue any other Vendor. Notwithstanding the provisions of Clause 6.9, nothing contained herein shall be deemed a waiver by any party of the right to specific performance or injunctive relief.

6.21
The Vendors and the Purchaser shall use reasonable endeavours to progress a Claim with a view to having the Claim settled or resolved at an early date including if possible, once proceedings have been taken, the making of an application to have the matter transferred to the Commercial List of the High Court pursuant to Statutory Instrument No. 2 of 2004 (The Rule of Superior Courts (Commercial Proceedings), 2004).

6.22	For the purposes of this Agreement:

6.22.1
a Claim shall be deemed to have been settled (and a settlement to have been reached in respect of that Claim) when the Vendors and the Purchaser shall agree in writing (or shall be deemed to agree pursuant to Clause 6.1) the amount by which the Deferred Purchase Price is reduced or an amount is paid out of the Escrow Account in settlement of the Claim and the amount so agreed (or deemed to be agreed pursuant to Clause 6.1) shall be deemed to be the amount of that Claim;

6.22.2
a Claim shall be deemed to have been resolved (and a resolution to have been reached in respect of that Claim) where a court of competent jurisdiction or tribunal of law has delivered judgment in respect of the Claim (whether on appeal or otherwise); and

(i) such judgment has not been appealed against within the requisite time period for so doing; or

(ii) such judgment has been appealed against but such appeal has been withdrawn; or

(iii) there shall be no right of appeal against such judgment;

and the amount by which the Deferred Purchase Price shall be reduced or an amount is paid out of the Escrow Account in respect of the claim on foot of the judgment shall be deemed to be the amount of the Claim awarded to the Purchaser by the relevant court or tribunal of law.

6.23	Pre-Estimate of Liability

6.23.1
The Purchaser shall give notice to the Vendors’ Representative (the "Pre-Estimate Notification") of the amount, in its opinion, of the pre-estimate of a Claim (the "Purchaser's Pre-Estimate") within 10 days of notifying that Claim to the Vendors in accordance with this Agreement and/or, as the case may be, the Tax Deed.

6.23.2
The Vendors’ Representative shall notify the Purchaser within 10 days of receiving a Pre-Estimate Notification if it disagrees with the Purchaser's PreEstimate of the Claim in question and, in so doing, shall set out the amount, in its opinion, of the Pre-Estimate of such Claim (the "Vendors' Pre-Estimate").

6.23.3
If the Vendors’ Representative fails to notify the Purchaser within 10 days of receiving a Pre-Estimate Notification that it disagrees with the Purchaser's Pre-Estimate the Vendors shall be deemed to have accepted the Purchaser's Pre-Estimate of the claim for the purposes of this Agreement.

6.23.4
If the Vendors’ Representative notifies the Purchaser that it disagrees with the Purchaser's Pre-Estimate in accordance with Clause 6.23.2 above, the Purchaser and the Vendors’ Representative shall seek to agree the relevant Pre-Estimate and, failing agreement within 10 days of the date of the notice given by the Vendors’ Representative under Clause 6.23.2, shall refer the matter to an Expert.

6.24
The giving of notice or the failure to give notice pursuant to Clause 6.23 shall not in any way be construed as regards the Vendors or the Purchaser as an acceptance or denial of any liability in respect of the relevant Claim and shall be entirely without prejudice to any subsequent litigation arising out of such Claim.

6.25	The "Estimated Claim Amount" in respect of a Claim shall be :

6.25.1
the Purchaser's Pre-Estimate, if the Vendors’ Representative fails to notify the Purchaser within 10 days of receiving a Pre-Estimate Notification that it disagrees with the Purchaser's Pre-Estimate; or

6.25.2	the pre-estimate as agreed between the Purchaser and the Vendors’ Representative pursuant to Clause 6.23.4; or

6.25.3
the amount which the Purchaser would be likely to be entitled to recover from the Vendors in respect of the Relevant Claim if taken at the date of the Purchaser giving Notice pursuant to Clause 6.23.2 as determined by the Expert in accordance with this Clause 6.

6.26
Where a matter is referred to an expert (an "Expert") pursuant to Clause 6.23.4 the Expert shall be a Senior Counsel and shall be appointed by agreement between the Vendors’ Representative and the Purchaser or, failing agreement within 5 days of the initiation of reference, by the Chairman for the time being of the Bar Council of Ireland (the "Chairman") on the application of either the Vendors’ Representative or the Purchaser.

6.27
If an Expert has been appointed but is unable or unwilling to complete the reference to him, another Expert shall be appointed by agreement between the Vendors’ Representative and the Purchaser or, failing agreement within 5 days of their being notified that the Expert is unable or unwilling to complete the reference by the Chairman on the application of either the Vendors’ Representative or the Purchaser.

6.28	Any Expert shall act as an expert and not as an arbitrator.

6.29	The Vendors’ Representative and the Purchaser shall :

6.29.1
request the Expert to determine the Pre-Estimate of a Claim within 15 days of him receiving the reference or such longer period as may be agreed between the Vendor’s Representative, the Purchaser and the Expert;

6.29.2
without prejudice to their respective obligations set out herein above, the Vendors’ Representative and the Purchaser shall each use all reasonable endeavours to co-operate with the Expert in determining the Pre-Estimate of a Relevant Claim and for that purpose will provide to the Expert with all such information and documentation as the Expert may require to determine the Pre-Estimate of a Relevant Claim.

6.30
The role of the Expert shall be to determine based only on the merits of, and having reference to, the respective cases put forward in the submissions made by the Vendors’ Representative and the Purchaser pursuant to Clause 6.29.2 above, whether or not the Purchaser has an arguable case against the Vendors based on reasonable grounds and if the Expert determines that the Purchaser has an arguable case against the Vendors based on reasonable grounds, the amount which the Purchaser would be likely to be entitled to recover from the Vendors in respect of such Claim if taken at the date of the Purchaser giving Notice pursuant to Clause 6.23.2.

6.31
The decision of the Expert (which shall be a reasoned decision) shall, in the absence of fraud or manifest error, be final and binding on the Vendors and the Purchaser as regards the amount of the Estimated Claim Amount.

6.32
The Expert shall have the right to seek such professional assistance and advice as he may require in fulfilling his duties. In determining the costs of any reference to the Expert pursuant to this Article 6, the Expert shall apply the general principle that :

6.32.1
if the Expert determines that the Estimated Claim Amount is equal to or greater than the amount notified by the Purchaser to the Vendors’ Representative pursuant to Clause 6.23.1 above, the costs shall be borne by Vendors;

6.32.2
if the Expert determines that the Estimated Claim Amount is equal to or less than the amount notified by the Vendors Representative to the Purchaser in accordance with Clause 6.23.2 above, the costs shall be borne by the Purchaser; and

6.32.3
if the Expert determines that the Estimated Claim Amount is an amount between the amount notified by the Purchaser and the amount notified by the Vendors’ Representative, the Purchaser and the Vendors shall respectively bear the Purchaser's Proportion and the Vendor's Proportion of the costs.

For the purposes of this Clause 6.32 :-

"Vendors Proportion" means the percentage calculated using the following formula

F = (A - B) x 100
       (C - B)      1

Where :

F  =  the Vendors Proportion
A = the amount of the Estimated Claim Amount as determined by the Expert
B	=	the amount of the Vendors' Pre-Estimate as notified by the Vendors Representative
C	=	the amount of the Purchaser Pre-Estimate as notified by the Purchasers; and

"Purchaser's Proportion" means the percentage equal to 100 per cent less the Vendor's Proportion.

6.33
For the avoidance of doubt, any agreement or determination of the Estimated Claim Amount is solely for the purpose of facilitating the Purchaser’s and the Vendors’ right to payment or set-off a portion of the Deferred Purchase Price and is not for the purpose of determining any Claim. If the amount of an Unsettled Claim is subsequently settled or resolved to be more than the Estimated Claim Amount, the Purchaser shall, subject to the limitation of the Purchaser’s remedy in respect of any claims under Clause 6 of this Agreement, be entitled to seek such other remedies the Purchaser may have. If any Claim shall have been referred to an Expert pursuant to Clause 6.23.4, and the Estimated Claim Amount in respect thereof shall not have been determined by the Deferred Payment Date, the Expert shall continue to act in accordance with the provisions of this Clause 6 until the Estimated Claim Amount is determined.

7.	WORKING CAPITAL STATEMENTS

7.1
Estimated Working Capital Statement. Attached as Exhibit C is the “Estimated Working Capital Statement”. The Estimated Working Capital Statement has been prepared by Vendors, based upon their good faith estimates and assumptions and in accordance with GAAP consistently applied and using the same practices, principles and methodologies used in preparing the monthly management accounts, and shows thereon calculation of the amount (“Estimated Working Capital”) as at close of business on 31 March 2006 obtained by subtracting: (i) the amount of the consolidated current liabilities of the Company, from (ii) the amount of the consolidated current assets of the Company; it being acknowledged that no corporate profits tax, no cash, no debt and no amount outstanding from the Company to any Affiliate of the Company, or from any Affiliate of the Company to the Company, shall in any manner enter into the foregoing calculation.

7.2	Completion Working Capital Statement.

(a) Within sixty (60) days from and after the Completion, the Purchaser shall prepare, in accordance with GAAP consistently applied using the same practices, principles and methodologies used in preparing the monthly management accounts, and shall deliver to the Vendors Representative, a statement showing thereon calculation of the amount (“Completion Working Capital”) at Completion obtained by: (i) subtracting the amount of the consolidated current liabilities of the Company, from (ii) the amount of the consolidated current assets of the Company; it being acknowledged that no corporate profits tax, no cash, no debt and no amount outstanding from the Company to any Affiliate of the Company, or from any Affiliate of the Company to the Company, shall in any manner enter into the foregoing calculation.

(b) Within thirty (30) days after its receipt of such statement, the Vendors Representative shall examine such statement, and any determinations, computations, and decisions made in the preparation thereof. In the event the Vendors Representative shall disagree with any of the determinations, computations or decisions relating to the preparation of such statement, the Vendors Representative shall, within thirty (30) days after delivery of such statement, serve notice of such disputed item or items upon the Purchaser, and the Vendors Representative and the Purchaser shall thereupon endeavour to reach agreement with respect thereto. Any failure by the Vendors Representative to deliver such notice within such period with respect to any item or items shall be deemed conclusive acceptance by the Vendors of such item or items. If such agreement with respect to any item identified in a notice as aforesaid shall not be reached within ten (10) days of the date of such notice of disagreement, such disputed item or items shall be submitted for determination to a firm of independent public accountants reasonably acceptable to both the Vendors Representative and the Purchaser (which shall not be an accounting firm retained on a regular basis by the Purchaser, or any Affiliate of the Purchaser, or the Vendor, or any Affiliate of the Vendor, unless consented to by Purchaser and the Vendors Representative), the cost of which shall be borne equally by the Vendors and the Purchaser. The determination of such independent public accountants with respect to any item or items shall be conclusive and binding upon the parties. The foregoing statement, completed as aforesaid, is referred to herein as the “Completion Working Capital Statement”. If Completion Working Capital is greater than Estimated Working Capital, the amount by which Completion Working Capital exceeds Estimated Working Capital shall be referred to herein as the “Working Capital Surplus”. If Completion Working Capital is less than Estimated Working Capital, the amount by which Estimated Working Capital exceeds Completion Working Capital shall be referred to herein as the “Working Capital Deficiency”. Currency translation between Euros and US dollars for determining Completion Working Capital and Estimated Working Capital shall be computed at the rate of 1.2132 US dollars to 1 Euro.

7.3	Purchase Price Adjustments.

Within ten (10) days after the determination under Clause 7.2 hereof of all disputed items contained in the Completion Working Capital Statement and the calculation of the Working Capital Deficiency (if any) or Working Capital Surplus (if any), the parties shall recalculate the Purchase Price and effectuate such payments as follows: (x) if there is determined to be a Working Capital Surplus of greater than $100,000, the amount in excess of $100,000 shall be repaid to Purchaser by the Vendors within three (3) days of such recalculation; and (y) if there is determined to be a Working Capital Deficiency of greater than $100,000, the amount in excess of $100,000, shall be paid to the Vendors by the Purchaser within three (3) days of such recalculation. Payments pursuant to this Clause 7.3 shall be made in Euros and will be computed based on the exchange rate in effect on the date of such payment.

8.	MISCELLANEOUS PROVISIONS

8.1	Transfers to be stamped.

Following Completion, the Purchasers shall promptly deliver to the Revenue Commissioners the transfers referred to in Clause 3.4.1(1) for assessment of stamp duty, and shall promptly pay the duty assessed.

8.2	Announcements.

The Vendors and the Purchaser shall not make any announcement to shareholders, employees, customers or suppliers, or to securities markets or other authorities or to the media or otherwise, regarding the subject-matter of this Agreement without reasonably first consulting with the other parties to this Agreement. Notwithstanding the foregoing, the Purchaser shall be permitted to describe and to file this Agreement and the Ancillary Agreements with the SEC to the extent required by law and Hibernia Capital Partners Limited shall be permitted to communicate the terms of this Agreement to the investors in the funds of which it is the investment manager upon Completion.

8.3	Waiver of Pre-emption Rights.

The Vendors hereby waive all pre-emption rights to which they may be entitled under the Articles of Association of the Company or otherwise.

8.4	Costs and Expenses.

Each party to this Agreement will pay his own costs of and incidental to this Agreement and its implementation including without limitation their respective attorney’s and investment banker/broker fees, if any, incurred in connection with this Agreement.

8.5	Severability.

All the clauses restrictive of competition in this Agreement are distinct and severable, and if any clause is held unenforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority, it shall to that extent be deemed not to form part of this Agreement, and the enforceability, legality and validity of the remainder of this Agreement will not be affected.

8.6	Whole Agreement.

This Agreement (together with any documents to be executed under Clause 3) and the Disclosure Letter supersede all prior representations, arrangements, understandings and agreements, and sets forth the entire, complete and exclusive agreement and understanding between the parties. So far as is permitted by law and except in the case of fraud, no party to this Agreement shall be liable whether in contract, tort or otherwise for any representation, warranty or assurance not set out in this Agreement and each party waives all remedies which otherwise might be available to it in respect thereof.

8.7	Survival.

The provisions of this Agreement which have not been performed at Completion will remain in full force and effect notwithstanding Completion.

8.8	Notices.

8.8.1
Any notice or other communication to be given or served under this Agreement shall be in writing, addressed to the relevant party and expressed to be a notice or communication under this Agreement and, without prejudice to the validity of another method of service, may be delivered or sent by pre-paid, registered, airmail, post or via telecopier, addressed as follows:

(i)	if to the Vendors to:

BetaTHERM Group Ltd.
Ballybrit Business Park
Galway, Ireland
Attention: Mr. Terrence Monaghan
Telecopier: 353-(0)91-769307

And

Hibernia Capital Partners, Ltd,
Ground Floor
Beech House
Beech Hill Office Campus
Dublin 14
Clonskeagh, Ireland
Attention: David Gavagan
Telecopier: 353-(1) 20-57771

With a copy (which shall not constitute notice) to

Edward Miller, Esq.
Matheson Ormsby Prentice
30 Herbert St
Dublin 2
Dublin, Ireland
Telecopier: 353 (1) 61-99010

(ii)	if to the Purchaser:

Measurement Specialties, Inc.
1000 Lucas Way
Hampton, VA 23666
Attention: Frank Guidone
Telecopier: (575) 766-4347

With a copy (which shall not constitute notice) to

McCarter & English, LLP
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07102
Attention: Kenneth E. Thompson, Esq.
Telecopier: (973) 624-7070

or to such other address or telecopier number as the addressee may have previously substituted by notice.

8.8.2	A notice or other communication will be deemed to have been duly served or given:

(1)	in the case of delivery, at the time of delivery;

(2)
in the case of posting, five days after posting (and proof that the envelope containing the notice or communication was properly addressed, will be sufficient evidence that the notice or other communication has been duly served or given); or

(3)
in the case of telecopier, upon transmission, subject to the correct code or telecopier number being received on the transmission report and receipt by the addressee of the complete text in legible form

(4)	in the case of delivery via overnight mail, the day following the day such notice or communication was sent but if a notice is given or served at business premises other than during usual business hours on a Business Day, it will be deemed to be given or served on the next following Business Day.

8.8.3
A party giving or serving a notice or other communication hereunder by telecopier shall also give or serve a copy by post, but without prejudice to the validity and effectiveness of the service by telecopier.

8.8.4	All notices or other communications shall be in the English language.

8.9	Service of Agent.

Without prejudice to any other mode of service:

8.9.1
the Purchaser irrevocably appoints Mr. Lorcan Tiernan of Dillon Eustace Solicitors, Dublin, Ireland as agent and, each of the Vendors hereby irrevocably appoints Edward Miller of the Vendors Solicitors as agent for service of process relating to any proceedings before the courts of Ireland in connection with this Agreement, and each party agrees to maintain as its agent the process agent in Ireland so notified hereby during the term of this Agreement and thereafter during such period as any action may be taken under it; and

8.9.2	each party agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

8.10	Disclosure Letter.

8.10.1
The disclosures in the Disclosure Letter, and those in any supplement thereto, must relate only to the representations and warranties in the Clause of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

8.10.2
In the event of any inconsistency between the statements in the body of this Agreement or the Schedules and those fairly and accurately disclosed in the Disclosure Letter with respect to a specifically identified representation or warranty, the statements in the body of this Agreement or Schedules will control.

8.11	Assignment/Third Party Beneficiaries.

8.11.1
Subject to Clause 8.11.2, neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Purchaser may assign any of its rights under this Agreement to (i) any wholly owned subsidiary of Purchaser, or (ii) any lender and/or security-holder of the Purchaser. No such assignment shall relieve any party of its responsibilities under this Agreement and, without prejudice to the generality of the foregoing, Purchaser shall not assign its obligations under Clause 2.2 without the written consent of the Vendors Representative.

8.11.2
The Parties hereby expressly agree that the Purchaser shall be entitled to assign any of its rights under this Agreement to any party purchasing the entire issued share capital of the Company from the Purchaser and to any party that acquires all the assets of the Company as at Completion from the Purchaser.

8.11.3
Subject to subclauses 8.11.1 and 8.11.2 respectively, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

8.11.4
For the avoidance of doubt where the Purchaser has assigned the benefit in whole or in part of this Agreement, then the liability of the Covenantors shall be limited to that amount that would have been due had no such assignment taken place.

8.12	Governing Law.

This Agreement and all relationships created by it will in all respects be governed by and construed in accordance with Irish law.

8.13	Jurisdiction.

8.13.1
It is irrevocably agreed that the Irish courts are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement or its performance and accordingly that any suit, action or proceedings so arising may be brought in such courts.

8.13.2
The Purchaser irrevocably waives (and irrevocably agrees not to raise) any objection which it may have now or subsequently to the laying of the venue of any proceedings in any such court as is referred to in this Clause 8.13 and any claim that any such proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgement in any proceedings brought in any such court as is referred to in this Clause 8.13 will be conclusive and binding upon the Purchaser and may be enforced in the courts of any other jurisdiction.

8.14	Cooperation

From time to time following the date hereof, Vendors and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Ancillary Agreements and to assure fully to Vendors and their successors and assigns, the obligations of Purchaser under this Agreement and the Ancillary Agreements, and to otherwise make effective the transactions contemplated hereby and thereby.

8.15	Counterparts

(a)
This Agreement may be executed in writing simultaneously and by one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement, which shall be sufficiently evidenced by any one of such original counterparts.

(b)
For the purpose of this clause “writing” shall mean written signature or signature produced or substituted for such written signature and shall be deemed to include a signature sent by facsimile or by other electronic means.

8.16	Repayment of Transaction Costs

Within 14 days following the Completion Date, the Vendors shall pay to the Acquired Companies the amount of $56,000.

IN WITNESS whereof this Agreement has been entered into the date and year first herein written.

MEASUREMENT SPECIALTIES, INC.

By:______________________________________
Name:  Frank Guidone
Title:  Chief Executive Officer

FIRST SCHEDULE
Parties,
recs. A & B
& cl. 2.1

The Company and the Vendors

BetaTHERM Group Ltd. Registered in Ireland no. 325019
Capital at the Completion Date: €12, 720, 097.40 divided into 5,000,000 A ordinary shares of €1.26974 each, 5,000,000 B ordinary shares of €1.26974 each, 100,000 C ordinary shares of €0.126974 each, and 10,000 D ordinary shares of €1 each.

List of the Company’s Key Employees to execute Employment Agreements:

(1) Stephen Meagher;
(2) Thomas O’Brien;
(3) Terence Monaghan; and
(4) Herbert Holmstedt

BETATHERM
FIRST SCHEDULE TABLE

1	2	3
Name of Vendor	Vendor Address	No. and Class of Shares in the Company
Management Vendors:
Terence Monaghan	Cregg, Oughterard, Co Galway	1,747,308 - A ordinary shares, 50,000 C ordinary shares and 2 D ordinary shares
Thomas O’Brien	Clonmore House, Lowville, Ahascragh, Ballinasloe, Co Galway	349,462 - A ordinary shares
Bill Sex	59 Hunting Avenue, Shrewsbury, MA 01545	305,779 - A ordinary shares
Kieran Garvey	Lakeview, Claregalway, Co Galway	43,683 - A ordinary shares
Shaun Morgan	Cregcarragh, Cregmore, Claregalway, Co Galway	104,865 - A ordinary shares
Blanaid Ryan	Coolree Lodge, Coolree, Prosperous, Co Kildare	40,000 - A ordinary shares
Bill Howard	54 Sewell Street, Shrewsbury, MA 01545	40,000 - A ordinary shares
Joe Gleeson	Apt 4, Maunsells House (No. 9), Maunsells Road, Galway	17,500 - A ordinary shares
Hugh McGovern	Ballinaboy, Leitrim P.O., Carrick on Shannon, Co Leitrim	17,500 - A ordinary shares
Noel Burke	Collmeen, Mayo Abbey, Claremorris, Co Mayo	17,500 - A ordinary shares
Clair Cloherty	65 Riasc Na Ri, Old Rahoon Road, Galway	9,905 - A ordinary shares
Claus Gesslinger	76A Hillside Ave, Rehoboth, MA 02769	17,500 - A ordinary shares
Anthony Dennehy	Dennehy’s Centra, West End, Millstreet, Co Cork	262,096 - A ordinary shares
Tara Smolenski	15 Chino Ave, Worcester, MA 01605	43,683 - A ordinary shares
Doug Helie	21 Chamock Hill Rd, Rutland, MA 01543	43,683 - A ordinary shares
Kevin Moran	Kevre House, Lakeview, Claregalway, Co Galway	83,324 - A ordinary shares
Susan Killeen	59 River Oaks, Claregalway, Co Galway	43,683 - A ordinary shares
Jude Neylon	Main Street, Corofin, Co Clare	131,048 - A ordinary shares
Patrick Lyons	Castleturley, Aghamore, Ballyhaunis, Co Mayo	87,365 - A ordinary shares
Stephen Meagher	5 Aughnacurra, Lower Dangan, Galway	394,512 - A ordinary shares
Stephen Keenan	71 Clybaun Heights, Knocknacarra, Co Galway	87,365 - A ordinary shares
Herb Holmstedt	8 Angell Ave, Cranston, RI 02920	262,096 - A ordinary shares
Aidan Nulty	114 Scelig Ard, Headford Road, Galway	87,366 - A ordinary shares
Siobhan Boyle	43 Clochog, Oranmore, Co Galway	43,683 - A ordinary shares
Bill Macuga	32 Cross Street, Uxbridge, MA 01569	43,683 - A ordinary shares
Gerry Savage	Berowra, Corrandulla, Co Galway	43,683 - A ordinary shares
Non-Management Vendors
State Street International Custodial Services	Guild House Guild Street IFSC Dublin 1.	4,368,271 - B ordinary shares
David Chapman	c/o David Gavagan, Hibernia Capital Partners, Beech House, Beech Hill Office Campus, Clonskeagh, Dublin 6	87,365 - B ordinary shares
Gary Duffy	2 Eastgate, Little Island, Co Cork	49,405 - B ordinary shares

*	(State Street are nominees of Hibernia Capital Partners).

SECOND SCHEDULE

Subsidiaries
cl. 1.1
Name	Jurisdiction of Incorporation	Status
BetaTHERM Holding Limited	Ireland	Private limited company
BetaTHERM Trading Limited	Ireland	Private limited company
CEM Barbados	Barbados	Barbados Company
LAJOY	Ireland	Private unlimited company
BetaTHERM R&D Limited	Ireland	Private limited company
BetaTHERM Systems Limited	Ireland	Private limited company
Beta-Therm Corporation	Massachusetts (US)	Massachusetts Corporation
BetaTHERM Ireland	Ireland	Private limited company
BetaTHERM Automotive Sensors Limited	Ireland	Private limited company

THIRD SCHEDULE

Directors
cl. 1.1
Name of Director	Company/ies
Terence Monaghan	BetaTHERM Group Limited
Stephen Meagher	BetaTHERM Group Limited
David Gavagan	BetaTHERM Group Limited
Gary Duffy	BetaTHERM Group Limited
Anthony Dennehy	BetaTHERM Group Limited
Barrie Daish	BetaTHERM Group Limited

Terence Monaghan	BetaTHERM Holdings Limited
Stephen Meagher	BetaTHERM Holdings Limited
David Gavagan	BetaTHERM Holdings Limited
Gary Duffy	BetaTHERM Holdings Limited
Barrie Daish	BetaTHERM Holdings Limited
Brian O’Keefe	BetaTHERM Holdings Limited

Terence Monaghan	BetaTHERM Trading Limited
Stephen Meagher	BetaTHERM Trading Limited
David Gavagan	BetaTHERM Trading Limited
Gary Duffy	BetaTHERM Trading Limited
Barrie Daish	BetaTHERM Trading Limited

Terence Monaghan	LAJOY Limited
Stephen Meagher	LAJOY Limited
David Gavagan	LAJOY Limited
Barrie Daish	LAJOY Limited

Terence Monaghan	BetaTHERM Research & Development Limited
Stephen Meagher	BetaTHERM Research & Development Limited
David Gavagan	BetaTHERM Research & Development Limited
Barrie Daish	BetaTHERM Research & Development Limited

Terence Monaghan	BetaTHERM Systems Limited
Stephen Meagher	BetaTHERM Systems Limited
David Gavagan	BetaTHERM Systems Limited
Barrie Daish	BetaTHERM Systems Limited

Terence Monaghan	Caribbean Electronics Manufacturing (1992) Limited
Stephen Meagher	Caribbean Electronics Manufacturing (1992) Limited
David Gavagan	Caribbean Electronics Manufacturing (1992) Limited

Terence Monaghan	BetaTHERM Ireland Limited
Stephen Meagher	BetaTHERM Ireland Limited
David Gavagan	BetaTHERM Ireland Limited
Barrie Daish	BetaTHERM Ireland Limited

Terence Monaghan	BetaTHERM Corporation
Stephen Meagher	BetaTHERM Corporation
David Gavagan	BetaTHERM Corporation

Terence Monaghan	BetaTHERM Automotive Sensors Limited
Stephen Meagher	BetaTHERM Automotive Sensors Limited
David Gavagan	BetaTHERM Automotive Sensors Limited
Barrie Daish	BetaTHERM Automotive Sensors Limited

FOURTH SCHEDULE

Warranties
cls. 1.1 & 4.1

4.1	ORGANISATION AND GOOD STANDING.

(a)
Part 4.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorised to do business, and its capitalisation (including the identity of each stockholder and the number of shares held by each). Each Acquired Company is a corporation duly organised and validly existing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. Each Acquired Company is duly qualified to do business as a foreign corporation under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b)	Vendors have delivered to Purchaser copies of the Organisational Documents of each Acquired Company, as currently in effect.

(c)
The information and contents of the documentation listed or referenced in the Disclosure Letter (other than contracts, as to which the Vendors make only the Representations and Warranties contained in Clause 4.19 of this Fourth Schedule) and any Schedules to the Agreement are true and accurate in all respects and where such information or the contents of such documentation comprise or include statements of opinion by the Vendors such statements of opinion are honestly held.

4.2	AUTHORITY; NO CONFLICT.

(a)
This Agreement constitutes the legal, valid, and binding obligation of Vendors, enforceable against Vendors in accordance with its terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to the rules governing specific performance, injunctive relief or other equitable remedies. Upon the execution and delivery by Vendors of the Vendor Releases (collectively, the "Ancillary Agreements"), the Ancillary Agreements will constitute the legal, valid, and binding obligations of Vendors, enforceable against Vendors in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to the rules governing specific performance, injunctive relief or other equitable remedies. Vendors have the requisite power, authority, and capacity to execute and deliver this Agreement and the Ancillary Agreements and to perform their obligations under this Agreement and the Ancillary Agreements.

(b)
Except as set forth in Part 4.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)
contravene, conflict with, or result in a violation of (A) any provision of the Organisational Documents of the Acquired Companies, or (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company;

(ii)
contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or Vendor, or any of the assets owned or used by any Acquired Company, may be subject;

(iii)
contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorisation that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

(iv)	cause any of the assets owned by any Acquired Company to be reassessed or revalued by any Taxation Authority or other Governmental Body;

(v)
contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(vi)	result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company;

(vii)
except as set forth in Part 4.2 of the Disclosure Letter, no Vendor or Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions;

4.3	CAPITALIZATION.

(a)
Company. The authorised share capital of the Company is €12,720,097.40, composed of €12, 720, 097.40 divided into 5,000,000 A ordinary shares of €1.26974 each, 5,000,000 B ordinary shares of €1.26974 each, 100,000 C ordinary shares of €0.126974 each, and 10,000 D ordinary shares of €1 each and the issued share capital of the Company is €11,273,151,15 composed of €11,273,151.15 divided into 4,368,272 A ordinary shares of €1.26974 each, 4,505,041 B ordinary shares of €1.26974 each, 50,000 C ordinary shares of €0.126974 each and 2 D ordinary shares of €1. All of such issued and outstanding shares have been validly issued and are fully paid and were not issued in violation of any pre-emptive rights. There are no rights, agreements or commitments obligating the Company to issue any additional shares or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of the Company.

(b)	The Shares.

(i)	The Vendors are the sole legal and beneficial owners of the Shares set opposite their names in the First Schedule.

(ii)
The Shares comprise the whole of the allotted and issued share capital of the Company. There are no shares issued or allotted in any Acquired Company which are not legally and beneficially owned by the Vendors, the Company or another Acquired Company.

(iii)	The Shares are fully paid up or credited as fully paid up.

(iv)
There is no Encumbrance, nor is there any agreement, arrangement or obligation to create or give any Encumbrance, on, over or affecting any of the Shares or any issued or unissued shares of any Acquired Company and no claim has been made by any person to be entitled to any such Encumbrance.

(v)	Save as provided in this Agreement:

(a)
there is no agreement, arrangement or obligation in force which calls for the present or future allotment, issue or transfer of, or the grant to any person of the right (whether conditional or otherwise) to call for the allotment, issue or transfer of, any share or loan capital of any Acquired Company (including, without limitation, any option or right of pre-emption or conversion in any Acquired Company);

(b)
no share or loan capital has been created, allotted, issued, acquired, repaid or redeemed, or agreed to be created, allotted, issued, acquired, repaid or redeemed, by any Acquired Company since 30 June 2005 of the Acquired Companies; and

(c)	all rights attaching to the Shares are valid and enforceable by action or legal proceeding or otherwise.

(d)
Subsidiaries and Other Equity Investments. Except as set forth in the Part 4.3 of the Disclosure Letter, the Company does not own, directly or indirectly, any shares of any corporation or any equity investment in any partnership, association or other business organisation. With respect to each Subsidiary that is an issuer of any shares owned of record by the Company or its Subsidiaries, Part 4.3 of the Disclosure Letter sets forth a true and complete list of its name and jurisdiction of incorporation. Except as set forth in the Part 4.3 of the Disclosure Letter, neither the Company nor any Subsidiary is a party to or bound by any contract or agreement to issue or sell or redeem, purchase or otherwise acquire any shares or any other security of any Subsidiary or any other security exercisable or exchangeable for or convertible into any shares or any other security of any Subsidiary, and there is no outstanding option, warrant, contract, agreement or arrangement to purchase any shares or any other security of any Subsidiary or any other security exercisable or convertible into any shares or any other security of any Subsidiary.

(e)	Subsidiaries, Associates and Branches

(i)
The Company does not have any subsidiary or subsidiary undertaking other than the Subsidiaries and no Acquired Company has any interest in, and has not agreed to acquire any interest in, any shares of any other bodies corporate other than the Subsidiaries.

(ii)	The shares in the share capital of the Subsidiaries are legally and beneficially owned as shown in the Second Schedule free from all Encumbrances and are fully paid up or credited as fully paid up.

(iii)
No Acquired Company has outside Ireland any branch, agency or place of business, or any permanent establishment (as that expression is defined in the relevant double taxation relief orders current at the date of this Agreement).

(iv)	No Acquired Company has, or has had, any associated undertaking within the meaning of the European Communities (Companies: Group Accounts) Regulations, 1992.

(v)	No Acquired Company has any liability (actual, contingent or otherwise) in respect of any company or other entity which was formerly a subsidiary of any Acquired Company.

4.4	FINANCIAL STATEMENTS.

(i)
Vendors have delivered to Purchaser: (a) audited consolidated balance sheets of the acquired companies as at June 30 in each of the years 2004 and 2005, and the related audited consolidated statements of income, changes in shareholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Ernst &Young (“Financial Statements”). Such Financial Statements and notes have been prepared in accordance with the applicable law, standards and practices on a basis consistent throughout the periods involved and in accordance with GAAP. The Financial Statements give a true and fair view of the state of affairs of the Acquired Companies as of their date and profits or losses for the periods concerned. The Vendors have also delivered to the Purchasers an unaudited consolidated balance sheet of the Acquired Companies as at 24 February, 2006 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, changes in the stockholders equity and cash flow for the 8 months then ended, such financial statements and notes have been prepared on a basis consistent and adopted on the same assumptions as those made in preparing previous management accounts for the Company and show a reasonably accurate view of the statement of affairs and profit and loss of the Acquired Companies as at the period in respect of which they have been prepared subject to normal year end adjustments.

4.5	BOOKS AND RECORDS.

(i)	Constitution

Each Acquired Company has at all times carried on its business and affairs in all material respects in accordance with its memorandum and articles of association or other relevant organisational and governance document for the time being and the copy of the memorandum and articles of association or other relevant organisational and governance document of each of the Acquired Companies delivered by the Vendors to the Purchaser is true and complete and, in the case of such memorandum and articles of association, has embodied therein or annexed thereto a copy of every such resolution as is referred to in sections 143(2) of the Companies Act, 1963.

Registers, minute books and statutory books

All registers, minute books and other statutory books required to be kept by each Acquired Company pursuant to the Companies Acts, 1963 to 2005 have been properly kept, contain a true, complete and accurate record of the matters with which they should deal and no notice or allegation has been received that any of them is incorrect or should be rectified.

Other Records

(a)  Each Acquired Company has maintained appropriate records of its activities including all requisite books of account (reflecting in accordance with generally accepted accounting principles such the financial transactions of such Acquired Company or to which it has been a party that are required to be so recorded), minute books, registers and records, all of which are up-to-date, complete and accurate in all respects and these and all other deeds and documents (properly stamped where necessary) belonging to such Acquired Company and its seals are and at Completion will be in the possession of such Acquired Company.

(b)  No Acquired Company has or will, pending Completion, have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerised or not) which (including all means of access thereto and therefrom and use thereof) are not under the exclusive ownership and direct control of the relevant Acquired Company.

(c)  There has been no breach of any service or maintenance contract relevant to any such electronic, mechanical or photographic process or equipment of or used by any Acquired Company whereby any person or body providing services or maintenance thereunder may have the right to terminate such service or maintenance contract.

Returns

All returns, particulars, resolutions and other documents required to be delivered by each Acquired Company to the Companies Registration Office including, without limitation, in respect of all charges granted by any Acquired Company, relevant companies registers or any governmental authority have been in all material aspects properly and correctly prepared and so delivered.

Powers of attorney and authorities

There is no power of attorney given by any Acquired Company in force and no outstanding authority by which any person may enter into any agreement, arrangement or obligation to do anything on behalf of any Acquired Company (other than any authority of its employees and directors to enter into agreements in the Ordinary Course of Business).

Compliance with 1990 Act

None of the Acquired Companies;

(a)
has, to the Vendors’ Knowledge, had its affairs investigated pursuant to section 7, 8 or 9 of the 1990 Act, nor has there been any investigation of the ownership of the shares of any of the Acquired Companies pursuant to section 14 or request pursuant to section 15 of the 1990 Act, nor has there been a direction made under section 16 of the 1990 Act nor an investigation pursuant to section 66 of the 1990 Act;

(b)	has entered into any arrangement in breach of section 28 or 29 of the 1990 Act;

(c)
has made any loans or quasi-loans (within the meaning of section 25 of the 1990 Act), entered into any credit transactions as creditor or entered into any guarantee or indemnity or provided any security in connection with a loan, quasi-loan or credit transaction in breach of section 31 of the 1990 Act;

(d)
is or has been related to any other company for the purpose of section 140 of the 1990 Act and is not and will not at any time be liable to be subject to an order made under that section by virtue of any act (whether of commission or omission) that occurred prior to Completion;

(e)	has had a notice served on it by its auditors pursuant to section 185 or 194 of the 1990 Act;

(f)	has been struck off and subsequently restored to the register pursuant to section 311A of the 1963 Act;

(g)	has entered into any transaction or arrangement particulars whereof would, pursuant to section 41 of the 1990 Act, require to be contained in the accounts; or

(h)	has purchased or redeemed its own shares or those of its holding company or created treasury shares pursuant to part XI of the 1990 Act.

4.6
TITLE TO PROPERTIES; ENCUMBRANCES. Part 4.6 of the Disclosure Letter contains an accurate list of all real property, leaseholds, or other tangible assets owned or held by any Acquired Company at 24 February, 2006. The Acquired Companies legally and beneficially own (with good and marketable title in the case of real property) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to legally and beneficially own, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for property and assets sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business). All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances, except as disclosed in Part 4.6 of the Disclosure Letter. The Acquired Companies hold valid and binding lease or license agreements for all property and assets which are used in and material to the operation of the Acquired Companies and which is not owned by the Acquired Companies. No Acquired Company is a party to, or has any material liability under, any lease or hire, hire purchase, credit sale or conditional sale agreement.

4.7	CONDITION AND SUFFICIENCY OF ASSETS.

The buildings, plants, and structures of the Acquired Companies are, to the Vendors Knowledge, structurally sound, and the property and equipment of the Acquired Companies are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies' businesses after the Completion in substantially the same manner as conducted prior to the Completion.

4.8
ACCOUNTS RECEIVABLE. Part 4.8 of the Disclosure Letter contains a complete and accurate list of accounts receivable ("Accounts Receivable") of the Acquired Companies as of 24 February, 2006 and sets forth the aging of such Accounts Receivable. All Accounts Receivable that are reflected on the Balance Sheet, Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Completion Date represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Completion Date, and except as disclosed in Part 4.8 of the Disclosure Letter, the Accounts Receivable are or will be as of the Completion Date current and collectible net of the respective reserves after debtor financing shown on the Balance Sheet, Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Completion Date (which reserves to the knowledge of the Vendors are adequate and calculated consistent with past practice).

4.9
INVENTORY. All inventories of the Acquired Companies are useable or saleable in the Ordinary Course of Business with in one year of the date hereof (based on historical sales and currently forecast demand), except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements of the Company.

4.10	INDEBTEDNESS.

(i) Indebtedness

Except as disclosed in the accounts of the Acquired Companies or in the Disclosure Letter, no Acquired Company has outstanding or agreed to create or incur any loan capital, borrowing or indebtedness in the nature of borrowing, including, without limitation, any bank overdrafts, liabilities under acceptances or acceptance credits.

(ii) Guarantees and indemnities

(a) No Acquired Company is a party to or has any material liability (including, without limitation, any contingent liability) under any guarantee, indemnity, bond, facility or other agreement to secure, or otherwise incur financial or other obligations with respect to, an obligation of a third party.

(b) None of the loan capital, borrowings or indebtedness in the nature of borrowing of any Acquired Company is dependent on the guarantee or indemnity of, or any security provided by, a third party (including another Acquired Company).

(iii) Events of default

No event has occurred or, to the Vendors’ Knowledge, been alleged which:

(a)  constitutes an event of default, or otherwise gives rise to an obligation to repay, under any agreement relating to borrowing or indebtedness in the nature of borrowing or which would lead to any Encumbrance constituted or created in connection with any borrowing or indebtedness in the nature of borrowing, guarantee or indemnity, or which would lead to any other obligation of any Acquired Company, becoming enforceable;

(b) would constitute such an event of default or would lead to such security or obligation becoming enforceable with the giving of notice or lapse of time or both; or

(c) would, or would be likely to, give rise to an obligation for any Acquired Company to repay any monetary compensatory amounts, export refunds, intervention payments or other like subsidies.

(iv) Grants

(a) No Acquired Company is under any liability to repay any investment or other grant or subsidy made to it by any body; no circumstances have arisen in which any such body would or might be entitled to require repayment of, or refuse an application by any Acquired Company for, any such grant or subsidy either in whole or in part and neither the execution nor performance of this Agreement will constitute such circumstances.

(b) Full particulars of all agreements, claims, leases and other arrangements between each Acquired Company and any other grant body are set out in the Disclosure Letter.

(v) Borrowings

(a) Full and accurate details of all loan, overdraft and other financial facilities available to any Acquired Companies are set out in the Disclosure Letter and neither the Vendors nor any Acquired Company have done anything whereby they may be prejudiced.

(b) The total amount borrowed by each Acquired Company from each of its bankers does not exceed its respective overdraft facility limits.

(c) The total amount borrowed by each Acquired Company does not exceed any limitation on such Acquired Company’s borrowings powers contained in its Articles of Association or in any debenture or other deed or document or agreement binding it.

(d) No Acquired Company has outstanding (nor has it agreed to create or issue) any loan capital nor has it factored any of its debts or engaged in financing of a type which would not require to be shown or reflected in the Accounts nor borrowed any money which it has not repaid save for borrowings not exceeding the amounts shown in the Accounts.

(e) No Acquired Company has since the last accounts date for the Acquired Companies repaid or become liable to repay any loan or indebtedness in advance of its stated date of maturity.

(vi) Continued availability of Facilities

(a) The Disclosure Letter sets out full and accurate details of all debentures, acceptance credits, overdrafts, loan or other financial facilities outstanding or available to each Acquired Company (together the "Facilities") and there are attached to it accurate and complete copies of all material documents relating to the Facilities.

(b) There has been no contravention of or non-compliance with any of the provisions of such documents.

(c) No steps for early repayment of any indebtedness of any Acquired Company has been taken or threatened.

(d) There have not been any circumstances, nor are there existing circumstances whereby the continuation of any of the Facilities might be prejudiced or which may give rise to any alteration in the terms and conditions of any of the Facilities.

(e) None of the Facilities is dependent on the guarantee or indemnity of or any security provided by a third party (including of any Acquired Company).

(f) As a result of the acquisition of the Shares by the Purchaser or any other thing contemplated by this Agreement none of the Facilities may be terminated or mature prior to its stated date of maturity.

(vii) Bank accounts

No Acquired Company has any bank accounts save as disclosed in the Disclosure Letter.

4.11
TAXES. Each of the Acquired Companies has accurately prepared and filed all Tax Returns required to be filed prior to the date of this Agreement. True and complete copies of each of the most recent of any such Tax Returns, and such other returns and statements requested by Purchaser, have been provided to Purchaser. All such Tax Returns were true and correct in all material respects. Any Tax required to be paid or withheld with respect to the periods covered by such Tax Returns have been paid or withheld. The liabilities for unpaid Taxes shown on the Balance Sheet and the Interim Balance Sheet are and will be sufficient to pay all Taxes accrued through the date thereof and not reported on and paid with Tax Returns filed by the Acquired Companies prior to the Completion Date. No Tax liability will be incurred by the Acquired Companies as a result of the transactions contemplated by this Agreement. None of the Acquired Companies has been delinquent in the payment of any Tax, or in the filing of any Tax Return, and the Acquired Companies have not requested any extension of time in which to file any Tax Return with respect to any period prior to the Completion Date. Except as described in Part 4.11 of the Disclosure Letter, (i) none of the Acquired Companies has had any Tax deficiency proposed or assessed against it; (ii) no audit of any Tax Return of the any of the Acquired Companies is in progress or threatened; (iii) no director, officer or employee of an Acquired Company responsible for Tax matters expects any Tax Authority to assess any additional Taxes for any pre-Completion period for which Tax Returns have been filed; and (iv) no waiver or agreement by an Acquired Company is in force for the extension of time for the assessment or payment of any Tax. No Vendor nor any other officer or employee of an Acquired Company, has been contacted by a Tax Authority in connection with any personal liability for employment or sales Taxes that would otherwise be due and payable by an Acquired Company. No claim has ever been made by any Tax Authority in a jurisdiction where an Acquired Company does not file Tax Returns that it is or may be subject to Taxation by that jurisdiction. There are no security interests on any of the assets of the Acquired Companies that arose in connection with any failure (or alleged failure) to pay any Tax. The Acquired Companies are not and have never been party to or bound by any Tax sharing agreement.

4.12
NO MATERIAL ADVERSE CHANGE. Since the date of the Interim Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.

4.13	EMPLOYEE BENEFITS.

(a)
Part 4.13 of the Disclosure Letter sets forth a true and complete list of all written and oral pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive compensation, bonus, vacation, severance, sickness or disability, hospitalization, individual and group health and accident insurance, individual and group life insurance and other material employee benefit plans, programs, commitments or funding arrangements maintained by the Acquired Companies, to which any Acquired Company is a party, or under which any Acquired Company has any obligations, present or future (other than obligations to pay current wages, salaries or sales commissions terminable on notice of thirty (30) days or less) in respect of, or which otherwise cover or benefit, any of the current or former officers, employees or sales representatives (whether or not employees) of any Acquired Company, or their beneficiaries (hereinafter individually referred to as "Employee Benefit Plan" and collectively referred to as "Employee Benefit Plans"). Vendors have delivered or made available to Purchaser true and complete copies of all documents, as they may have been amended to the date hereof, embodying the terms of the Employee Benefit Plans.

(b)
Except as set forth in Part 4.13 of the Disclosure Letter, each Employee Benefit Plan described therein is in full force and effect in accordance with its terms and is being maintained, administered and operated in all material respects in accordance with its terms. There are no material actions, suits or claims pending (other than routine claims for benefits), or, to the Vendors’ Knowledge, threatened, against any Employee Benefit Plan, against any Acquired Company, or any administrator, fiduciary, accountant, actuary, attorney or other third-party service provider (collectively, the "Service Providers") with respect to an Employee Benefit Plan. To the knowledge of the Vendors the Acquired Companies and Service Providers have performed all material obligations required to be performed by them with respect to, and they are not in default under or in violation of, any Employee Benefit Plan, in any material respect, and the Acquired Companies and the Service Providers are in compliance in all material respects with all Legal Requirements applicable to the Employee Benefit Plans.

(c)
Except as set forth in Part 4.13 of the Disclosure Letter, no Acquired Company is a party to any agreement to provide nor does it have an obligation to provide any individual, or such individual’s spouse or dependent, with any benefit following his or her retirement or termination of employment, nor his or her spouse, any dependent or any beneficiary subsequent to his or her death, with retirement, medical or life insurance or any benefit under any employee pension benefit plan and any employee welfare benefit plan.

(d)
No Employee Benefit Plan, Service Provider, or Acquired Company has any liability to any plan participant, beneficiary or other Person under any Legal Requirement attributable to the breach of any of its obligation with respect to any Employee Benefit Plan. No Acquired Company is delinquent or in arrears with respect to any contributions due under any Employee Benefit Plan. The Acquired Companies have satisfied all contribution obligations that have accrued prior to the Completion Date.

4.14	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORISATIONS

(a) Except as set forth in Part 4.14 of the Disclosure Letter:

(i)
to the Vendors' Knowledge, each Acquired Company is, and at all times since 1 January 2004 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)
to the Vendors’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)
no Acquired Company has received, at any time since 1 January 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regard-ing (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)
Part 4.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorisation that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company. Each Governmental Authorisation listed or required to be listed in Part 4.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 4.14 of the Disclosure Letter:

(i)
each Acquired Company is, and at all times since 1 January 2004 has been, in full compliance with all of the terms and requirements of each Governmental Authorisation identified or required to be identified in Part 4.14of the Disclosure Letter;

(ii)
no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorisation listed or required to be listed in Part 4.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorisation listed or required to be listed in Part 4.14 of the Disclosure Letter;

(iii)
no Acquired Company has received, at any time since 1 January 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorisation, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termi-nation of, or modification to any Governmental Authorisation; and

(iv)
all applications required to have been filed for the renewal of the Governmental Authorisations listed or required to be listed in Part 4.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorisations have been duly made on a timely basis with the appropriate Governmental Bodies.

(c)
The Governmental Authorisations listed in Part 4.14 of the Disclosure Letter collectively constitute all of the Governmental Authorisations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

4.15	INSOLVENCY

(i)	No order

No order has been made or no circumstance to Vendor’s Knowledge that would lead to, petition presented or resolution passed for the winding up or dissolution of any Acquired Company or for the appointment of a liquidator or examiner to any Acquired Company.

(i)	No receiver

No receiver has been appointed by any person over the whole or any part of the business or assets of any Acquired Company.

(ii)	Not insolvent

No Acquired Company is insolvent or unable to pay its debts as they fall due.

(iii)	Payment of debts

No Acquired Company has stopped paying its debts as they fall due.

(iv)	No distress etc.

No distress, execution, sequestration or other process has been levied in respect of any of the assets of any Acquired Company.

(v)	Composition or Schemes etc.

No composition in satisfaction of the debts of any of the Acquired Companies, or scheme of arrangement of its affairs, or compromise or arrangement between it and its creditors or members or any class of its creditors or members, has been proposed, sanctioned or approved.

(vi)	Crystallisation of Charges

No event has occurred causing, or which upon intervention or notice by any third party may cause, any floating charge created by any of the Acquired Companies to crystallise or any charge created by it to become enforceable, nor has any such crystallisation occurred or is such enforcement in process.

(vii)	Rights of Third Parties

In relation to any property or assets held by each of the Acquired Companies under any hire purchase, conditional sale, chattel leasing, retention of title agreement or otherwise belonging to a third party, no event has occurred which entitles, or which upon intervention or notice by the third party may entitle, the third party to repossess the property or assets concerning or terminate the agreement or any licence in respect of the same.

(viii)	Notices Received

No notices from the Revenue Commissioners under section 1001 of the Taxes Consolidation Act, 1997, nor any notices in a relevant jurisdiction of a similar or analogous effect, have been received by any director of any of the Acquired Companies.

(ix)	Statutory Demand

No 21-day notices or other statutory demand whether under section 214 of the 1963 Act or otherwise has been received by any Acquired Company in any relevant jurisdiction.

4.16	COMPETITION

(i)	Competition law

No Acquired Company has engaged in any commercial arrangement or any behaviour whatsoever that infringed or would be likely to infringe Articles 81 or 82 of the EC Treaty or Sections 4 or 5 of the Competition Act, 2002 or any Irish competition rules in force prior to the entry into operation of Sections 4 or 5 of the Competition Act 2002.

(ii)	Investigations

No Acquired Company has received notification in respect of or, to the Knowledge of the Vendors, been subject to an investigation by the Competition Authority, the Commission of the European Communities, the Ombudsman, the Director of Consumer Affairs or any competition or governmental authority of Ireland or any other country in respect of any aspect of the business of the Acquired Company. No Acquired Company has given an undertaking to the Competition Authority or to the competition authority of any other country pursuant to an investigation conducted by that authority or authorities.

(iii)	EU and Irish Merger law

No Acquired Company is or has been subject to the notification requirements of Part III of the Competition Act, 2002 or the EU Merger Regulation 2004 or any related legislation for the time being in force prior to the entry into operation of the aforementioned legislative instruments.

(iv)	Irish competition law

(a)
No Acquired Company is or has been a party to, or engaged in, any agreement, arrangement, decision, concerted practice or activity which was prohibited by section 4(1) of the Competition Act, 1991, or which is prohibited by section 4(1) of the Competition Act, 2002.

(b)
No Acquired Company has made any notification to the Competition Authority requesting a licence pursuant to section 4(2) of the Competition Act, 1991 or a certificate pursuant to section 4(4) of the Competition Act, 1991.

(c)
No Acquired Company has committed, contrary to section 5 of the Competition Act, 1991, or section 5 of the Competition Act, 2002, any abuse, either alone or jointly with any other undertaking, of a dominant position within the State or a substantial part of the State.

(d)
An authorised officer appointed pursuant to section 20 of the Competition Act, 1991 or pursuant to section 45 of the Competition Act, 2002 has not entered and inspected any premises at or vehicles in or by means of which any Acquired Company carries on business nor required such Acquired Company nor any person employed in connection with the Business to produce any books, documents or records and has not inspected, copied or taken extracts from any such books, documents and records nor required such Acquired Company nor any person to provide any information in regard to entries in such books, documents and records or in regard to such Acquired Company or its business or in regard to the persons employed in connection therewith.

(e)
No petition has been presented by a person pursuant to section 6(1) of the Competition Act, 1991 or pursuant to section 14 of the Competition Act, 2002 for an injunction or declaration or damages including exemplary damages in relation to any agreement decision, concerted practice or action in which any Acquired Company is or has been involved nor has any such injunction or declaration or damages been granted.

(f)
No petition has been presented by the Minister pursuant to section 6(4) of the Competition Act, 1991 for an injunction or declaration in relation to any agreement, decision, concerted practice or action in which any Acquired Company is or has been involved nor has any such injunction or declaration been granted.

(g)
No proceedings have been issued to any group company, director, manager or other officer or employee of any Acquired Company pursuant to section 8 of the Competition Act, 2002 in relation to any agreement, decision or action in which any Acquired Company or any director, manager or other officer or employee of any Acquired Company is or has been involved and no group company, director, manager or other officer or employee of any Acquired Company has been convicted of an offence under section 8.

(h)
No investigation has been carried out by the Competition Authority pursuant to section 14 of the Competition Act, 1991 as to whether, in the opinion of the Authority, any Acquired Company is in a dominant position and, it is, whether the dominant position is being abused and the Minister has not made an order pursuant to section 14(3) of the Competition Act, 1991 either (a) prohibiting the continuance of a dominant position enjoyed by any Acquired Company except on conditions specified in the order or (b) requiring the adjustment of the dominant position.

(i)
The Competition Authority has not pursuant to its powers under section 7 of the Schedule to the Competition Act, 1991 or pursuant to its powers under section 31 of the Competition Act, 2002, done any of the following in relation to any officer or employee of any Acquired Company:

(i)	summoned one or more of them as a witness to attending before the Authority;

(ii)	examined on oath any such person or persons summonsed to attend before the Authority;

(iii)	required any such person or persons summonsed to appear as a witness before the Authority to produce to the Authority any document in the power or control of any such person or persons.

(d) Mergers Control

(i)	Save in respect of the present transaction no order has been made under the Mergers Act which directly or indirectly affects the business of any Acquired Company.

(ii)
In relation to every merger or take-over in which any Acquired Company was involved prior to the date of this Agreement and to which the Mergers Act applied, the Minister has issued a statement in writing prior to completion of the merger or take-over concerned stating that he had decided not to make an order under section 9 of the Mergers Act in relation to the proposed merger or takeover.

(iii)
The Minister has not referred any proposed merger or take-over in which any Acquired Company is involved and to which the Mergers Act applies to the Competition Authority for investigation pursuant to section 7(b) of the Mergers Act.

(iv)
No Acquired Company has been the object of a report of the Competition Authority under section 8(1) of the Mergers Act stating whether, in the opinion of the Authority, a proposed merger or takeover would be likely to prevent or restrict competition or restrain trade in any goods or services and would be likely to operate against the common good.

(v)	Since 3rd July, 1978 none of the Acquired Companies has been a party to any transaction notifiable pursuant to section 5 of the Mergers Act.

(vi)
Since 1st January, 2003, in relation to every merger or acquisition in which a Acquired Company was involved prior to the date of this agreement and to which the Competition Act, 2002 required a notification, or a notification has been made, the Competition Authority has determined that the merger or acquisition could be put into effect and any such merger or acquisition has been put into effect within one year of that determination.

(vii)
Since 1st January, 2003, in relation to every merger or acquisition which a Acquired Company was involved, the Competition Authority has not carried out a full investigation under Section 22 of the Competition Act, 2002.

(viii)
Since 1st January, 2003, in relation to every merger or acquisition in which a Acquired Company was involved, the Competition Authority has not determined that the merger or acquisition could be put into effect only subject to conditions specified by it.

(ix)
Since 1st January, 2003, in relation to every merger or acquisition in which a Acquired Company was involved, the Acquired Company has not offered proposals to the Competition Authority under Section 20(3) which have become binding commitments on the Acquired Company.

(i)	Concentrations with a community dimension

No Acquired Company is or has been involved prior to or at the date of this Agreement in any arrangement or transaction or agreement which is or was a concentration with a community dimension within the meaning of Council Regulation (EEC) No. 4064/89 of 21st December 1989 on the control of concentrations between undertakings (the “Merger Control Regulation”) and no Acquired Company is or has been involved prior to or at the date of this Agreement in any arrangement or transaction or agreement which at the request of a Member State has been the subject of findings or decisions of the Commission of the European Communities pursuant to Article 22 of the Merger Control Regulation.

(vii)	State Aid

No Acquired Company has ever received, nor is a Acquired Company proposing to receive, any aid (as that term is understood for the purposes of Articles 87 to 89 of the Treaty of Rome) from a Member State of the European community or from State resources.

4.17	LITIGATION AND COMPLIANCE WITH LAW

(i)	Litigation

(a)
No Acquired Company, to the Vendors’ Knowledge, and no person for whose acts or defaults any Acquired Company may be vicariously liable is involved, or has at any time been involved, in any civil, criminal, arbitration or other proceedings and no civil, criminal, arbitration or other proceedings are pending, or threatened, by or against any Acquired Company, to the Vendors’ Knowledge, or any person for whose acts or defaults any Acquired Company may be vicariously liable.

(b)
No fact or circumstance exists which is likely to give rise to any civil, criminal, arbitration or other proceedings involving any Acquired Company, to the Vendors’ Knowledge, or any person for whose acts or defaults any Acquired Company may be vicariously liable.

(c)
There is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator or governmental agency against any Acquired Company, to the Vendors’ Knowledge, or any person for whose acts or defaults any Acquired Company may be vicariously liable.

(ii)	Compliance with law

Each Acquired Company has conducted its business in all material respects in accordance with all applicable legal requirements in Ireland and elsewhere.

(iii)	Defective Products/Services

The Acquired Companies have not manufactured, imported, sold or supplied products or supplied services which are or were in any material respect faulty or defective or which do not comply in any material respect with any warranties or representations expressly or implicitly made by the Acquired Companies, or with all applicable laws, regulations, standards and requirements.

(iv)	Investigations

There have been and are no governmental or other investigations or enquiries or disciplinary proceedings concerning any Acquired Company; none are pending or threatened.

(v)	Directors and other Officers

(a) None of the persons who at present is, or who at any time within the last three years was, a director or officer of any of the Acquired Companies is, or at any material time was, ineligible to be a director by reason of the Companies Acts, 1963 to 2005.

(b) None of the directors or other officers of any of the Acquired Companies has been declared by a court to be a person to whom chapter I of part IV of the 1990 Act applies, nor has any person been or is an auditor, director or other officer in any way, whether directly or indirectly, concerned or taken part in the promotion, formation or management of any of the Acquired Companies in breach of Section 160 of the 1990 Act.

(c) the only directors and other officers of the Acquired Companies are the persons whose names are listed in Schedule 2 and no person is or has been a shadow director (within the meaning of section 27 of the 1990 Act) of any Acquired Company.

(vi)	Unlawful payments

No Acquired Company, to Vendor’s Knowledge, and no person for whose acts or defaults any Acquired Company may be vicariously liable has:

(a) induced any person to enter into any agreement or arrangement with any Acquired Company by means of any unlawful or immoral payment, contribution, gift, or other inducement;

(b) offered or made any unlawful or immoral payment, contribution, gift or other inducement to any government or other public official or employee; or

(c) directly or indirectly made any unlawful contribution to any political activity.

(viii)	General

(a) All returns and all information required to be supplied by the Acquired Companies to the Revenue Commissioners, the Department of Health, the Department of Social Welfare, the Department of Enterprise and Employment and any other relevant governmental, regulatory, municipal and local authorities (in any country of the world) in connection with the business of the Acquired Companies have been so supplied when so requested and the same were and are complete true and accurate in all material respects.

(b) Full details of all present negotiations with and investigations and enquiries by any of the public authorities referred to in the immediately preceding paragraph concerning any material liability (or alleged liability) actual or contingent of or any material act or omission of any Acquired Company (or any officer, employee or agent of the Acquired Company in such capacity) have been disclosed to the Purchaser and in respect of all such negotiations, investigations and enquiries full and frank disclosure of all material facts was made to such public authorities concerned and all information supplied to them was true and accurate in all respects and there were and are no circumstances which would render any such information inaccurate untrue or misleading in any respect.

(ix)	RoHS Compliance

The Acquired Companies have established Restriction of Hazardous Substances (RoHS) compliance of their products based on a full internal review of processes, as well as components supplied by customer-specified or outside approved vendors in connection with the Directive 2002/95/EC of the European Parliament and of the Council of 27 January 2003 on the restriction of the use of certain hazardous substances in electrical and electronic equipment.

4.18	ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Part 4.18 of the Disclosure Letter, since the date of the Interim Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

(a)
change in any Acquired Company's authorised or issued share capital; grant of any share option or right to purchase shares of any Acquired Company; issuance of any security con-vertible into such share capital; grant of any registration rights of any of the Acquired Companies securities; purchase, redemption, retirement, or other acquisition by any Acquired Company or declaration or payment of any dividend or other distribution or payment in respect of any of its shares;

(b)	amendment to the Organisational Documents of any Acquired Company;

(c)
except in the Ordinary Course of Business, payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any shareholder, director, officer, or employee, or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d)
except in the Ordinary Course of Business, adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

(e)
damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of any Acquired Company;

(f)
entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transac-tion involving a total remaining commitment by or to any Acquired Company of at least €31,743.45;

(g)
other than in the Ordinary Course of Business, sale, lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any Encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h)	cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of , individually or in the aggregate, €31,743.45;

(i)	material change in the accounting methods used by any Acquired Company; or

(j)	agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

4.19	CONTRACTS; NO DEFAULTS.

(a) Part 4.19 of the Disclosure Letter contains a complete and accurate list, and Vendors have delivered to Purchaser true and complete copies (if in writing), of each Applicable Contract involving expenditures in excess of €10,000 in any twelve month period.

(b) Except as set forth in Part 4.19(b) of the Disclosure Letter, each contract identified or required to be identified in Part 4.19(a) of the Disclosure Letter is in full force and effect.

(c) To the Knowledge of the Vendors, except as set forth in Part 4.19(c) of the Disclosure Letter, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any contract identified in Part 4.19(a) of the Disclosure Letter.

(d) Except as set forth in Part 4.19(d) of the Disclosure Letter, no customer of any Acquired Company is entitled to or customarily receives discounts, allowances, volume rebates or similar reductions in price or trade terms other than in the Ordinary Course of Business.

(e) No party with whom any Acquired Company has entered into any agreement or arrangement has given any notice of its intention to terminate, or has otherwise sought to repudiate or disclaim, the agreement or arrangement.

(f) No Acquired Company and no party with whom any Acquired Company has entered into any agreement or arrangement is in material breach under the agreement or arrangement. No matter exists which might give rise to a breach of this type.

4.20	INSURANCE.

(a) Part 4.20 of the Disclosure Letter lists all material policies or binders of fire, liability (including product liability), worker’s compensation, vehicular, casualty, title or other insurance held by or on behalf of any Acquired Company (specifying the insurer, the policy number or covering note number with respect to binders, the amount of coverage thereunder and describing each pending claim thereunder other than routine claims for coverage under a group medical plan insurance policy).

(b) All policies described in Part 4.20 of the Disclosure Letter are sufficient for compliance with all Legal Requirements and of all applicable agreements to which any Acquired Company is a party or by which any Acquired Company is bound, (ii) are, to the Vendors’ Knowledge, valid, outstanding and enforceable policies, and (iii) to the Vendors’ Knowledge, except as listed on Part 4.20 of the Disclosure Letter, will not be affected by, terminate, or lapse by reason of, the transactions contemplated by this Agreement. To the Vendors’ Knowledge, no Acquired Company is in default with respect to any provision contained in any policy described in Part 4.20 of the Disclosure Letter or has failed to give any material notice or present any material claim under any such policy in a due and timely fashion. Except for claims set forth in Part 4.20 of the Disclosure Letter and routine medical claims, there are no outstanding unpaid claims under any such policy.

(c) No Acquired Company has received a notice of cancellation or non-renewal of any such policy or binder and, to the Vendors’ Knowledge, there is no material inaccuracy in any application for any such policy or binder, failure to pay premiums when due or other similar state of facts which would form the basis for termination of any such insurance. Part 4.20 of the Disclosure Letter contains a brief description of the Acquired Companies’ general liability loss history under the policies of insurance therein listed.

(d) To the Vendors’ Knowledge, nothing has been done or omitted to be done by any Acquired Company which is likely to result in an increase in premium under any insurance or indemnity policy.

(e) All claims made by any Acquired Company under its past and present insurance policies have been settled in full by the relevant insurers.

4.21	ENVIRONMENTAL MATTERS.

Except as set forth in Part 4.21 of the Disclosure Letter:

(a) To the Knowledge of the Vendors there have not been any activities, events or conditions in, on or under the Acquired Company Real Property or any other real property which has been owned, leased, occupied or under the control of any Acquired Company (for purposes of this Section 4.21, collectively, the "Real Property") at any time during the period such Real Property was owned, leased, occupied or controlled by the Acquired Companies or, to Vendors Knowledge, at any time prior thereto, involving the presence, handling, use, generation, treatment, storage, or disposal of any Hazardous Substances in violation of applicable Environmental Laws.

(b) To the Knowledge of the Vendors there have not been any Releases of any Hazardous Substances at, to or from any of the Real Property (including without limitation any such Releases at any other property of any Hazardous Substances generated by any Acquired Company at any time since the Real Property has been owned, leased, occupied or controlled by any Acquired Company) or, to the Vendors’ Knowledge, at any time prior thereto that (i) is or was in material violation of applicable Environmental Law to the extent that such Environmental Laws provide applicable standards defining acceptable levels of Hazardous Substances; (ii) could reasonably be expected to result in the imposition of a claim being attached to any Real Property that could have a material adverse effect on the Company.

(c) (i) To the Knowledge of the Vendors, each Acquired Company has been at all times and is now in material compliance with all, and has not received notice that it is otherwise subject to any unsatisfied liability under any, Environmental Laws; (ii) there is no pending or, to Vendors Knowledge, threatened litigation, investigation or enforcement action, administrative order or notice of violation brought under any Environmental Law concerning any of the Acquired Companies’ operations or the Real Property; and (iii) none of the Acquired Companies has received any unsatisfied request for information, notice of claim, demand or other notification or allegation that it is or may be potentially responsible for any threatened or actual Release of Hazardous Substances.

(d) Part 4.21 of the Disclosure Letter contains a complete list of all environmental audits or reports regarding the Real Property performed by or on behalf of any Acquired Company during the past five years, and Vendors have made copies of all such audits or reports available to Purchaser.

4.22	EMPLOYEES.

(i)	General

(a)
There are in existence service agreements or employment contracts with all officers and or employees of any Acquired Company. No consultancy agreements or arrangements exist between any Acquired Company and any third party.

(b)
There is not in existence any service agreement with any officer or employee of any Acquired Company which cannot be terminated by three months’ notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) and no Acquired Company has received notice of resignation from any key employees and there are no commitments or undertakings to any such persons other than as set forth in formal written agreements or contracts already disclosed in writing to the Purchaser.

(c)	No offers of employment have been made to employees who have accepted but not yet commenced employment.

(d)
Full particulars are contained in the Disclosure Letter of employee details, including employee name, job title, contract status, start date, length of service, date of last pay review, annual pay, health insurance (if relevant), disability health insurance (if relevant), permanent health insurance (if relevant), percentage of pension paid by the Company, vacation entitlement days, bonus plan (if relevant), employee sales commission plan (if relevant), company car (if relevant). Section 4.22 of the Disclosure Letter contains all material employment-related provisions.

(e)
The basis of the remuneration payable to the officers or employees of each Acquired Company is the same as that in force at the date of the Interim Balance Sheet and no Acquired Company is obliged to increase or has made any provision to increase the aggregate annual remuneration payable to the officers and employees by more than five per cent.

(f)
There are no amounts owing to any present or former officers or employees of any Acquired Company other than remuneration accrued to date or for disbursement of business expenses details of which are contained in the Disclosure Letter.

(g)
There is no agreement or arrangement between any Acquired Company and any officer or employee or former employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or service or previous employment or service (as the case may be).

(h)
Each Acquired Company has maintained current and adequate records regarding the service of each of its current and former officers and employees including, without limitation, details of terms of employment, holidays, working hours and rest breaks, payment of sick pay, statutory maternity pay, disciplinary and health and safety matters, PAYE and PRSI payments and termination of employment.

(i)	No current or former officer or employee of any Acquired Company has given or received notice terminating his or her employment since the date of the Interim Balance Sheet.

(j)	No employee or officer of any Acquired Company is assigned or employed wholly or mainly outside of Ireland.

(k)
No employee or former employee of any Acquired Company is currently on maternity leave, paternity leave, parental leave, adoptive leave, carer’s leave, study leave or other approved absence (other than holiday leave) or has a right to return to work pursuant to the Maternity Protection Acts, 1994 and 2004, the Adoptive Leave Act, 1995, the Parental Leave Act, 1998 or the Carer’s Leave Act, 2001, or has or may have a right to be reinstated or re-engaged and no employee of any Acquired Company is on long term absence from work due to ill health.

(l)	On or prior to completion:-

(A)	all PRSI contributions (both employer’s and employees’) due and payable by each Acquired Company will have been duly paid;

(B)
all amounts due to the Revenue Commissioners in respect of deductions which have been made or which should have been made by any Acquired Company in accordance with PAYE regulations from time to time in force have been deducted so that no Acquired Company will have any liability in respect thereof;

(C)
all certificates relating to matters referred to in this paragraph which by law are required to be given by employers to employees (as defined) have been given to all employees of Acquired Companies and are true and accurate in all material respects.

(m)
There are no schemes in operation by or in relation to a Acquired Company whereunder any employee of a Acquired Company or any other person whatsoever is entitled to a commission, incentive payment, remuneration bonus or other payment of any sort calculated by reference to the whole or any part of the turnover, profits or sales of the Acquired Company.

(n)	Every employee or former employee of each Acquired Company who should have been treated as employed for tax purposes has been so treated.

(o)	No Acquired Company has incurred any liability:

(A)
for breach or termination of or variation of any service agreement with any of its officers or employees or former officers or employees including, without limitation, redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or failure to comply with any order for the reinstatement or re-engagement of any officer or employee or former officer or employee; and

(B)	for breach or termination of any consultancy agreement.

(p)	There is no agreement or arrangement between any of the Acquired Companies and any of its employees or former employees with respect to past and/or current redundancy payments;

(q)	No Acquired Company has in existence nor is it proposing to introduce a sick pay scheme;

(r)	No Acquired Company has agreed to make any payment to its employees on maternity or other protective leave;

(s)	No Acquired Company pays nor is it proposing to introduce payment of commission to any of its employees;

(t)	No employee is in receipt of or entitled to more than 20 days holidays per calendar year;

(u)
Save as disclosed in the Disclosure Letter, there is no agreement or arrangement between any Acquired Company and any of its employees with respect to payment by any of the Acquired Companies of any of its employee’s medical insurance/VHI/BUPA/VIVAS.

(v)
Save as disclosed in the Disclosure Letter, there is no agreement or arrangement between any Acquired Companies and any of its employees or officers with respect to payment by any of the Acquired Companies of a car allowance or provision of a car to any of its employees or officers;

(w)	No Acquired Company is liable to make payment to any person pursuant to the Employment Equality Act, 1977 the Anti-Discrimination (Pay) Act, 1974 or the Employment Equality Acts, 1998 to 2004.

(ii)	Payments on termination

Except as disclosed in the Accounts:

(a)
no liability has been incurred by any Acquired Company for breach or termination of any service agreement or employment contract with any of its employees or former employees including, without limitation, redundancy payments, protective awards, compensation for wrongful dismissal or unfair dismissal or failure to comply with any order for the reinstatement or re-engagement of any employee or former employee;

(b)	no liability has been incurred by any Acquired Company for breach or termination of any consultancy agreement or other contract for services; and

(c)
no Acquired Company has made or agreed to make or promised any payment or provided or agreed to provide any material benefit or gratuitous payment to any current or former officer or employee of any Acquired Company or any dependent of any current or former officer or employee in connection with the actual or proposed termination or suspension of employment or variation of any service agreement of any present or former director or employee.

(iii)	Non-allowable Payments

None of the Acquired Companies has made or agreed to make any payment to or provided or agreed to provide any benefit for any current or former officer or employee which is not allowable as a deduction for the purposes of Taxation.

(iv)	Liabilities for Employees

None of the Acquired members is liable to pay any industrial training levy nor has outstanding any undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, Taxation or other impost arising in connection with the employment or engagement of current or former officers or employees by it.

(v)	Claims by Employees

There are no claims in existence, pending or, to the Vendors’ Knowledge, threatened against any of the Acquired Companies:

(a)	by a current or former employee or workman or third party, in respect of any accident or injury which is not fully covered by insurance;

(b)	by a current or former officer or employee in relation to his terms and conditions of employment or appointment; or

(c)	by a current or former employee for unfair dismissal, notice, redundancy, wrongful dismissal or breach of contract;

nor is any Acquired company aware of any circumstances which would give rise to such a claim.

(vi)	Compliance with Statutes

Each of the Acquired Companies has in relation to each of its officers and employees (and, so far as relevant, to each of its former officers and employees) complied in all material respects with:

(a)	all obligations imposed by it by Article 141 of the Treaty of Rome;

(b)	all statutes, regulations and codes of conduct and practice relevant to the relations between it and its employees or any trade union;

(c)	all collective agreements, customs and practices for the time being dealing with such relations or the conditions of service of its employees;

(d)	all relevant orders and awards made under any relevant statute, regulation or code of conduct or practice affecting the conditions of service of its employees;

(e)
all obligations imposed by the European Communities (Protection of Employees on Transfer of Undertakings) Regulations, 2003 in relation to any sale, purchase or other transfer coming within the terms of those Regulations;

(f)	all obligations imposed by the Safety, Health and Welfare at Work Act, 2005 and all regulations pursuant thereto and amending legislation in force from time to time;

(g)
all recommendations, decisions and determinations made by Industrial Relations Officers, the Labour Relations Commission, Rights Commissioners, Equality Officers, the Employment Appeals Tribunal or by the Labour Court; and

(h)	all obligations in respect of part-time workers imposed by the Protection of Employees (Part-Time Work) Act, 2001.

(vii)	Industrial Disputes and Negotiations

None of the Acquired Companies is involved in any dispute or negotiation regarding a claim of material importance with any trade unions or association of trade unions or organisation or body of employees, and no facts or circumstances exist which might lead to any such dispute and during the past two calendar years, none of the Acquired Companies has had a strike or lockout or any other labour disputes which has materially disrupted their businesses.

(viii)	Redundancies and transfer of business

Within the period of one year ending on the date of this Agreement, no Acquired Company has:

(a)
given notice of any redundancies to its employees and/or the Minister for Enterprise, Trade and Employment or started consultations in respect of redundancies with any trade union or directly with employees and/or their representatives whether pursuant to Part II of the Protection of Employment Act, 1977 and 2000 or Regulation 7 of the European Communities (Safeguarding of Employees’ Rights on Transfer of Undertakings) Regulations 1980 and 2000 or otherwise; and

(b)
been a party to any relevant transfer within the scope of the European Communities (Safeguarding of Employees’ Rights on Transfer of Undertakings) Regulations, 1980 and 2000 nor has any Acquired Companies member failed to comply with any duty to inform and consult any trade union under those Regulations.

(ix)	Trade Unions

Full and complete details of all recognised trade unions and all collective bargaining or procedural or other agreements or arrangements in existence relating or relevant to any of the employees of the Acquired Companies and of the current state of any negotiations with any trade union staff association or other organisation formed for a similar purpose which might affect the terms and conditions of employment of any employees are set out in the Disclosure Letter.

(x)	Incentive Schemes

No Acquired Company has in existence not is it proposing to introduce any share incentive, share option, profit sharing, bonus or other incentive scheme for any of its consultants, officers or employees.

(xi)	Training

There is no training scheme, arrangement or proposal in existence at the date of this Agreement in relation to any Acquired Company.

4.23	PENSIONS AND OTHER BENEFITS

(i)	Definitions

For the purposes of the Warranties in this Section 4.23

"Approved" means exempt approved by the Revenue Commissioners for the purposes of Section 774 of Taxes Consolidation Act, 1997 and reference to "Approval" shall be construed accordingly;

“Defined Contribution Scheme” means a scheme under which the amount of the benefits other than some or all of the benefits payable on death before becoming a pensioner, payable to or in respect of a member of the scheme is calculated by reference to the contributions made to the scheme by and in respect of the member within the meaning of section 2 of the Pensions Act.

“Pensions Act” means the Pensions Acts 1990 to 2005 and all regulations promulgated thereunder.

"Pension Schemes" means the Betatherm Ireland Limited Retirement Benefit Scheme established by Declaration of Trust dated 6 December 1996 and the Betatherm Ireland Limited Retirement Solutions Plan established by Declaration of Trust on 17 February 2000.

“PHI Scheme” means the Betatherm Ireland Limited PHI Scheme established with Friends First - Scheme No. 705770.

(ii)	Documentation

Full details of each of the Pension Schemes and the PHI Scheme have been given to the Purchaser in the form of true and complete copies of:

(a) all agreements, deeds and rules governing or relating to each of the Pension Schemes and the PHI Scheme and all announcements, booklets and other explanatory literature or communications issued to employees; and

(b) in the case of any of the Pension Schemes in relation to which the trustees or managers are required to obtain audited accounts, the audited accounts of the relevant Pension Scheme for the last scheme year; and

(c) all policies effected with and agreements with any insurance company for the purposes of the Pension Schemes (or any of them) and the PHI Scheme; and

(d) any agreement with any person providing services of any nature in connection with any of the Pension Schemes or the PHI Scheme including, without limitation, investment management or advisory services, administration and data processing services.

(iii)	No other obligations

(a) Except for the Pension Schemes and the PHI Scheme there are not in operation, and no proposal has been announced to enter into or establish, any agreement, arrangement, custom or practice (whether legally enforceable or not or whether or not Approved) for the payment of, or payment of any contributions towards, any pensions, allowances, lump sum or other like benefits or retirement, death, termination of employment (whether voluntary or not) or during periods of sickness or disablement, for the benefit of any employee or officer or former employee or officer or for the benefit of the dependants of any of them.

(b) No Acquired Company has any obligation under or in connection with any of the Pension Schemes or the PHI Scheme in respect of any past or present employee or officer or any dependant or beneficiary or any of them other than under the documents referred to at 4.23 (ii) which documents contain full and accurate details of all benefits payable under each of the Pension Schemes and the PHI Scheme.

(c) No plan, proposal or intention to amend, discontinue in whole or in part or exercise any discretion in relation to any of the Pension Schemes or the PHI Scheme has been communicated to any person.

(d) Neither any Acquired Company nor the trustees or administrator of any of the Pension Schemes has given in relation to any of the Pension Schemes or its current or former assets, liabilities or members, any indemnity, undertaking or guarantee (apart from any general indemnity in favour of the trustees under the governing documents and in respect of any such general indemnity no event or omission has occurred which might result in any Acquired Company incurring any liability under same).

(e) Each Acquired Company may terminate its liability to contribute to each Pension Scheme without notice, without the consent of any person and without further payment.

(iv)	Discretionary practices

No discretion or power has been exercised under any of the Pension Schemes or the PHI Scheme in respect of any past or present employee or officer or dependant of any of them to:

(a)	augment benefits; or

(b)	admit to membership any person who would not otherwise have been eligible for admission to membership; or

(c)
admit to membership any person on terms which provided for or envisaged the payment of a transfer value or a transfer of assets from another scheme to any of the Pension Schemes in a case in which the payment or transfer has not been made or has not been made in full; or

(d)	provide a benefit which would not otherwise be provided; or

(e)	pay a contribution which would not otherwise have been paid.

(v)	Defined Contribution Schemes

In relation to each Pension Scheme which is a Defined Contribution Scheme:

(a)
the Purchaser has been notified of the rates at which contributions to the Pension Scheme have been paid in respect of each member of the Pension Scheme and the basis on which they are calculated and whether they are paid in advance or in arrear; and

(b)
no assurance, promise or guarantee (whether oral or written) has been made or given to any past or present employee or officer of any particular level or amount of benefits to be provided for in respect of him on retirement, death or leaving service under the Pension Scheme; and

(c)	all contributions due to the Pension Scheme have been paid in full by the due date for payment in accordance with the requirements of section 58A of the Pensions Act; and

(d)
the Pension Scheme was established as a Defined Contribution Scheme and has not previously been converted from a Defined Benefit Scheme and was not established in succession to a Defined Benefit Scheme relating to the same employment.

(vi)	Compliance

(a)	Each Pension Scheme is Approved and, so far as the Vendors are aware, there are no circumstances which might give the Revenue Commissioners reason to withdraw Approval.

(b)	Each Pension Scheme has been designed to comply with, and has been administered in accordance with:

(i)
all applicable laws including, without limitation, the Pensions Act and all relevant statutes and subordinate legislation of Ireland and all relevant provisions of the laws of the European Communities; and

(ii)	the trusts, powers and provisions of the relevant Pension Scheme; and

(iii)	the requirements of the Retirement Benefits District of the Revenue Commissioners for exempt approval.

(c)	Each Pension Scheme is registered with the Pensions Board as required by the Pensions Act.

(d)	The Occupational Pension Schemes (Member Participation in the Selection of Trustees) Regulations, 1994, have never been invoked in respect of any of the Pension Schemes.

(e)
So far as the Vendors are aware, there has been no breach of the trusts of any of the Pension Schemes and the PHI Scheme and there are no actions, suits or claims (other than routine claims for benefits) outstanding, pending or threatened against the trustees or administrator of any of the Pension Schemes or the PHI Scheme or against any Acquired Company or any other employer participating in any of the Pension Schemes or the PHI Scheme in respect of any act, event, omission or other matter arising out of or in connection with the Pension Schemes or PHI Scheme as the case may be and there are no circumstances which may give rise to any such claim.

(f)	There are no “excluded employees” as defined in Part X of the Pensions Act.

(g)	Each Pension scheme is a Defined Contribution Scheme and has not been represented as anything other than a Defined Contribution Scheme to any past or present member.

(vii)	Insurance

All benefits (other than refunds of contributions) payable under each of the Pension Schemes and the PHI Scheme on the death of a member of any of the Pension Schemes or the PHI Scheme or during periods of sickness or disability of the member are at the date of this agreement fully insured under a policy effected with an insurance company of good repute and each member has been covered for such insurance by such insurance company at its normal rates and on its normal terms for persons in good health and all insurance premiums payable have been paid.

(viii)	Membership

(a)
The Purchaser has been furnished with a true and complete list of the present and former employees who are or were members of each of the Pension Schemes and the PHI Scheme with all particulars of them relevant to their membership of the applicable Pension Scheme and/or the PHI Scheme as are necessary to establish their entitlement to benefits.

(b)
Each past or present employee or officer who has been admitted to or promised admission to membership of any of the Pension Schemes or the PHI Scheme has been admitted or promised admission as of the date on which he first became entitled to admission and the substance of the terms of the admission or promised admission have been communicated to such past or present employee or officer.

(ix)	Pension scheme assets

(a)
The trustees of each of the Pension Schemes have legal title to all the assets of the Pension Scheme of which they are the trustees and there are no encumbrances over any of the assets of any of the Pension Schemes.

(b)
No person holds as an asset of any of the Pension Schemes any securities issued by, properties leased to or occupied by, and no loans have been made out of the assets of any of the Pension Schemes which are at the date of this agreement outstanding to, the Vendors or any company connected with any of them.

(x)	Part Time and Fixed Term Employees

There are no past or present part time or fixed term employees who are or were excluded from or ineligible for membership of any of the Pension Schemes.

(xi)	Group Companies

(a)	No company other than the Acquired Company participates in any of the Pension Schemes.

(b)
Each Acquired Company has been properly admitted to participation in each Pension Scheme and has duly complied with its obligations under each Pension Scheme and all amounts due to be paid to each Pension Scheme from each Acquired Company and its employees have been paid.

4.24	INTELLECTUAL PROPERTY.

(i)	Intellectual Property Assets. The term "Intellectual Property Assets" includes:

(a)
the names of each of the Acquired Companies, all fictional business names, trading names, domain names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks") of the Acquired Companies or owned, used or licensed by any Acquired Company as licencee or licensor;

(b)
all patents, patent applications, (including supplementary protection certificates) (collectively, "Patents") of the Acquired Companies or owned, used or licenced by any Acquired Company as licencee or licensor;

(c)
all copyrights in both published works and unpublished works (including copyright in computer programs) (collectively, "Copyrights") of the Acquired Companies or owned, used or licenced by any Acquired Company as licencee or licensor;

(d)
all know-how, trade secrets, confidential information, customer lists, software, technical information, data, database rights, process tech-nology, plans, drawings, and blue prints (collectively, "Trade Secrets") of the Acquired Company or owned, used, or licensed by any Acquired Company as licensee or licensor; and

(e)
and all other intellectual property rights of a similar or corresponding character (including all associated goodwill), enforceable anywhere in the world (whether or not the same are registered or capable of registration) and all applications for, or for the protection of any of the foregoing.

(ii)
Agreements. Part 4.24(ii) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired Companies, of all Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than €1,269.74 under which an Acquired Company is the licensee. There are no outstanding and, to Vendors' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

(iii)	Know-How Necessary for the Business.

(a)
The Intellectual Property Assets are to the Knowledge of the Vendors all those necessary for the operation of the Acquired Companies' businesses as they are currently conducted. One or more of the Acquired Companies is the owner of all right, title, and interest in and to, or has the right to use, each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has to the knowledge of the Vendors the right to use without payment to a third party all of the Intellectual Property Assets.

(b)
Except as set forth in Part 4.24(iii)(b) of the Disclosure Letter, all former and current employees of each Acquired Company have executed written Contracts with one or more of the Acquired Companies that assign to one or more of the Acquired Companies all rights to any inventions, improvements, discoveries, or information relating to the business of any Acquired Company. To Vendors’ Knowledge, no employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.

(iv)	Patents.

(a)
Part 4.24(iv) of the Disclosure Letter contains a complete and accurate list and summary description of all Patents. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.

(b)
All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Completion Date.

(c)
No Patent has been or is now involved in any interfer-ence, reissue, reexamination, or opposition proceeding. To Vendors' Knowledge, there is no potentially interfering patent or patent application of any third party.

(d)
No Patent is, to Vendors' Knowledge, infringed or has been challenged or threatened in any way. To Vendors Knowledge, none of the products manufactured and sold, nor any process or know-how used, by any Acquired Company infringes or is to Vendors Knowledge alleged to infringe any patent or other proprietary right of any other Person.

(e)	All products made, used, or sold under the Patents have been marked with the proper patent notice.

(v)	Trademarks.

(a)
Part 4.24(v) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(b)
All Marks that have been registered with any Governmental Body are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Completion Date.

(c)	No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Vendors' Knowledge, no such action is Threatened with the respect to any of the Marks.

(d)	To Vendors' Knowledge, there is no potentially interfer-ing trademark or trademark application of any third party.

(e)
No Mark is, to Vendors' Knowledge, infringed or has been challenged or threatened in any way. None of the Marks used by any Acquired Company infringes or is to Vendors Knowledge alleged to infringe any trade name, trademark, or service mark of any third party.

(f)	All products and materials containing a Mark bear the proper registration notice where permitted by law.

(vi)	Copyrights.

(a)
Part 4.24(vi) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(b)	All the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable.

(c)
No Copyright is, to Vendors' Knowledge, infringed or has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is to Vendors Knowledge alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(d)	All works encompassed by the Copyrights have been marked with the proper copyright notice.

(vii)	Trade Secrets.

(a)
With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(b)	Vendors and the Acquired Companies have taken all rea-sonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

(c)
One or more of the Acquired Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Vendors' Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies. To Vendors Knowledge no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

(vii)	Data Protection Acts.

(a) The Company has obtained and maintained in force each registration under the Data Protection Acts, 1988 and 2003, (together the “Data Protection Acts”) necessary or appropriate in relation to the Business including, without limitation, each registration relating to the obtaining, holding, processing, transfer and disclosure of personal data effected by the Company.

(b) The Company has in respect of personal data relating to its business at all times complied with the Data Protection Principles contained in the Data Protection Acts, as amended.

4.25
CERTAIN PAYMENTS. No Acquired Company or director, officer, agent, or employee of any Acquired Company, any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favourable treatment in securing business, (ii) to pay for favourable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of an Acquired Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

4.26
RELATIONSHIPS WITH RELATED PERSONS. No Vendor or any Related Person of Vendors or of any Acquired Company has, or since January 1, 2004 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies' businesses. No Vendor or any Related Person of Vendors or of any Acquired Company is, or since January 1, 2004 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a "Competing Business") in any market presently served by such Acquired Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognised exchange or in the over-the-counter market. Except as set forth in Part 4.26 of the Disclosure Letter, no Vendor or to Vendors Knowledge any Related Person of Vendors or of any Acquired Company is a party to any Contract, other than employment contracts with the Acquired Companies with, or has any claim or right against, any Acquired Company.

4.27
BROKERS OR FINDERS. Vendors and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement other than any fees payable to William Blair & Company, which shall be the sole obligation of Vendors.

4.28
From time to time following the date hereof, Vendors and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Ancillary Agreements and to assure fully to Vendors and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Ancillary Agreements, and to otherwise make effective the transactions contemplated hereby and thereby.